UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☐	Soliciting Material Pursuant to Section 240.14a-12.

IMS HEALTH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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IMS HEALTH HOLDINGS, INC. 83 Wooster Heights Road Danbury, CT 06810
March 3, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 annual meeting of shareholders of IMS Health Holdings, Inc. on April 21, 2015, at 9:00 a.m. E.S.T. at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Notice of Annual Meeting and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about IMS.

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely,

ARI BOUSBIB Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 21, 2015

DATE:	Tuesday, April 21, 2015
TIME:	9:00 a.m. E.S.T.
PLACE:	The Crowne Plaza 18 Old Ridgebury Road Danbury, Connecticut

ITEMS OF BUSINESS:	• To elect three Class I directors for a three-year term;

• To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

• To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (“say-on-pay”);

• To vote on an advisory, non-binding proposal as to whether “say-on-pay” votes should be held every one, two or three years; and

• To transact any other business that may properly come before the meeting.

RECORD DATE:	Holders of shares of our common stock of record at the close of business on March 2, 2015 are entitled to vote at the meeting.

ANNUAL REPORT:	The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2014 (the “2014 Annual Report”), which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held April 21, 2015:

This Proxy Statement and the 2014 Annual Report are available at

http://ir.imshealth.com/2015Proxy

By Order of the Board of Directors,

HARVEY A. ASHMAN Senior Vice President, General Counsel and Corporate Secretary
Dated: March 3, 2015 Danbury, Connecticut

IMS HEALTH HOLDINGS, INC.

83 Wooster Heights Road

Danbury, Connecticut 06810

PROXY STATEMENT

Introduction

You are invited to attend the 2015 annual meeting of shareholders of IMS Health Holdings, Inc. (“IMS,” the “Company,” “we,” or “us”) on Tuesday, April 21, 2015, beginning at 9:00 a.m. E.S.T. (the “Meeting”). The Meeting will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Board of Directors (the “Board”) is requesting your proxy to vote at the Meeting and at any adjournment or postponement of the Meeting. We are sending this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, and the Company’s 2014 Annual Report to inform you about the Meeting and request that your shares be represented and voted at the Meeting. These materials are being mailed starting March 12, 2015, to shareholders entitled to vote at the Meeting.

The Company

IMS is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. We are incorporated in the state of Delaware, have operations in more than 100 countries and employ approximately 10,200 employees worldwide. Our principal executive offices are located at 83 Wooster Heights Road, Danbury, Connecticut 06810. Our telephone number is (203) 448-4600.

About the Annual Meeting

What is the purpose of the Meeting?

At the Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of three Class I directors for a three-year term;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•	Advisory, non-binding vote to approve the compensation of the Company’s named executive officers (“say-on-pay”);

•	Advisory, non-binding vote as to whether “say-on-pay” votes should be held every one, two or three years; and

•	Transaction of any other business that may properly come before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held April 21, 2015:

This Proxy Statement and the 2014 Annual Report are available at: http://ir.imshealth.com/2015Proxy

The Board recommends a vote FOR the election of the three nominees proposed for election as director, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, FOR the approval of a non-binding, advisory vote on executive compensation (“say-on-pay”) and FOR the say-on-pay vote to be taken every three years.

Who is entitled to vote at the Meeting?

Only shareholders of record on March 2, 2015, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. At that date, IMS had 335,808,231 shares of common stock outstanding.

What are the voting rights of shareholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with IMS’s transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “shareholder of record.” This Proxy Statement, proxy card and the 2014 Annual Report have been sent directly to you by IMS.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In that case, this Proxy Statement and the 2014 Annual Report have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting.

How do shareholders vote?

If you are a shareholder of record, you may have your shares voted on matters presented at the Meeting in any of the following ways:

In person—you may attend the Meeting and cast your vote there.

By proxy—shareholders of record have a choice of voting by proxy:

•	Over the Internet at the website for Internet voting noted on your proxy card;

•	By using a toll-free telephone number noted on your proxy card; or

•	By completing a proxy card and mailing it in the postage-paid envelope provided.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which of the above choices are available to you.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. E.S.T. on April 20, 2015.

If a shareholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission (the “SEC”) when voting shares on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting that was timely in accordance with our Bylaws. The individuals named as proxies on the proxy card accompanying this Proxy Statement are Ari Bousbib, our Chairman, Chief Executive Officer and President (referred to herein as our “Chief Executive Officer”), Ronald E. Bruehlman, our Senior Vice President and Chief Financial Officer and Harvey A. Ashman, our Senior Vice President, General Counsel and Corporate Secretary.

If I vote by proxy, may I still attend the Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the Meeting and voting in person.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the Meeting begins, or by attending the Meeting and voting in person.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid shareholders’ meeting. Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares for which a shareholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Proposal 1

Our Bylaws provide that directors are elected by a plurality of votes cast. If you are present at the Meeting but do not vote for or against a particular nominee, or if you have given a proxy and abstained on a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

Our Corporate Governance Guidelines provide that, in an uncontested election, a director who is not re-elected by a majority of the votes cast shall promptly tender his or her resignation from the Board, and in no event greater than five business days upon such failure to receive such votes. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee and the Board, in making its decision, may implement any procedures it deems appropriate and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director’s successor is elected and qualified.

Proposal 2

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the shares cast affirmatively or negatively on the matter at the Meeting is required for approval. If your shares are present at the meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not affect the outcome of the proposal. Broker non-votes, if any, also will not affect this proposal. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposals 3 and 4

The say-on-pay and say-on-pay frequency votes are solicited on a non-binding, advisory basis. Therefore, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders, and the Board and the Leadership Development and Compensation Committee intend to consider the outcome of these votes when designing our compensation programs and making future compensation decisions for our named executive officers.

If I cannot attend the meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.S.T. on April 20, 2015 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, your proxy card must be received by the transfer agent no later than 5:00 p.m. E.S.T. on April 18, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of February 15, 2015, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 335,355,354 shares of our common stock outstanding as of February 15, 2015. Shares of our common stock that a person has the right to acquire within 60 days of February 15, 2015 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
TPG Funds (1)	159,709,384	47.6%
CPPIB-PHI (2)	67,004,512	20.0%
LGP Funds (3)	27,536,100	8.2%
GIC Private Limited (4)	21,273,534	6.3%
Wellington Management Group LLP (5)	22,449,242	6.7%
Directors and named executive officers:
Ari Bousbib (6)	4,314,850	1.3%
Ronald E. Bruehlman (7)	271,964	*
Satwinder Sian (8)	279,024	*
José Luis Fernández (9)	242,621	*
Stefan C. Linn (10)	404,000	*
John G. Danhakl (3)	—	*
James A. Fasano	—	*
Sharad S. Mansukani (11)	75,257	*
Ronald A. Rittenmeyer (12)	175,257	*
Todd B. Sisitsky (13)	—	*
Bryan M. Taylor (14)	—	*
All executive officers and directors as a group (15 persons) (15)	6,496,818	1.9%

*	Represents beneficial ownership of less than one percent of our outstanding shares of common stock.

(1)	The information relating to the TPG Funds is based solely on a Schedule 13G filed with the SEC on February 13, 2015, reporting beneficial ownership at December 31, 2014. Shares shown as beneficially owned by the TPG Funds include the following: (a) 66,689,372 shares of common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 174,460 shares of common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 140,679 shares of common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 66,740,684 shares of common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 263,828 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 2,753,610 shares of common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 22,946,751 shares of common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are directors, officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)	The information relating to CPP Investment Board Private Holdings Inc. (“CPPIB-PHI”) is based solely on a Schedule 13G filed with the SEC on February 13, 2015, reporting beneficial ownership as of December 31, 2014. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board (“CPPIB”), which therefore beneficially owns the ordinary shares held by CPPIB-PHI. All shares of CPPIB were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Messrs. Mark Wiseman and John Butler as authorized officers of CPPIB-PHI have authority to vote or dispose of the shares of CPPIB-PHI. The address of each of CPPIB-PHI and Messrs. Wiseman and Butler is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.
(3)

The information relating to Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on a Schedule 13G filed with the SEC on February 13, 2015, reporting beneficial ownership at December 31, 2014. GEI V is the direct owner of 21,028,084 shares of Common Stock of the Issuer (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 6,307,920 shares of Common Stock of the Issuer (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 200,096 shares of Common Stock of the Issuer (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. Danhakl is the Director, Executive Vice President and

Managing Partner of LGPM and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as the Director, Executive Vice President and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. John G. Danhakl, Peter J. Nolan, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, and W. Christian McCollum either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Nolan, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, and McCollum may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein.
(4)	The information concerning GIC Private Limited (“GIC”) is based solely on a Schedule 13G/A filed with the SEC on February 11, 2015, reporting beneficial ownership at December 31, 2014. GIC is a fund manager and only has two clients – the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 15,991,903 securities beneficially owned by it. GIC shares power to vote and dispose of 5,281,631 securities beneficially owned by it with MAS. The address of GIC is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(5)	The information concerning Wellington Management Group LLP (“Wellington Management”) is based solely on a Schedule 13G filed with the SEC on February 11, 2015, reporting beneficial ownership at December 31, 2014. This Schedule 13G reported that Wellington Management had shared voting power over 7,323,719 shares and shared dispositive power over 22,449,242 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts, 02210.
(6)	Includes 2,900,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(7)	Includes 205,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(8)	Includes 235,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 15,997 shares underlying vested stock appreciation rights and 28,027 notional shares held under the Defined Contribution Executive Retirement Plan.
(9)	Includes 195,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 26,368 shares underlying vested stock appreciation rights and 21,253 notional shares held under our Defined Contribution Executive Retirement Plan.
(10)	Includes 380,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days and 500 shares owned indirectly through a custodial account for the benefit of Mr. Linn’s minor child. Mr. Linn disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(11)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(12)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(13)	Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(14)	Bryan M. Taylor, who is one of our directors, is a TPG Partner. Mr. Taylor has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Taylor is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(15)	Includes 4,649,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 81,507 shares underlying vested stock appreciation rights and 97,629 notional shares held under the Defined Contribution Executive Retirement Plan.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received and written representations from certain filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were complied with for the 2014 fiscal year, except that one reportable share acquisition on behalf of Mr. Linn through a broker managed account involving approximately 4,000 shares in the aggregate, reportable by Mr. Linn on a Form 4, was reported late due to an oversight on the part of the broker in properly informing the Company of the acquisition.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board currently consists of seven directors. Our directors are currently grouped into three classes. Our Class I directors are standing for election at the Meeting. Our Class II directors were elected for a term expiring at our 2016 annual meeting of shareholders, and our Class III directors were elected for a term expiring at our 2017 annual meeting of shareholders.

The Board proposes the election of Ari Bousbib, James A. Fasano and Todd B. Sisitsky as directors at the Meeting for a three-year term expiring at the 2018 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTOR THE NOMINEES NAMED BELOW

Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now, or will be at the time of the Meeting, members of the Board. If any nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

DIRECTORS STANDING FOR ELECTION

The following information provides, for the nominees for election as directors, the nominee’s name, age, position with IMS, principal occupations during the last five years, and other directorships in public companies, as well as the year the nominee first became a director.

ARI BOUSBIB. Mr. Bousbib, age 53, was appointed Chief Executive Officer and President of IMS in September 2010 and was appointed to the additional role of Chairman in December 2010. Prior to joining IMS, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”). From 2008 until 2010, he served as President of UTC’s Commercial Companies. From 2002 until 2008, Mr. Bousbib was President of Otis Elevator Company, and from 2000 to 2002 he served as its Chief Operating Officer. Previously, Mr. Bousbib was a partner at Booz Allen Hamilton. Mr. Bousbib currently serves on the board of directors of The Home Depot, Inc., and is a member of the Harvard Medical School Health Care Policy Advisory Council. He previously served on the board of directors of Best Buy, Inc. Mr. Bousbib holds a Master of Science Degree in Mathematics and Mechanical Engineering from the Ecole Superieure des Travaux Publics, Paris, and an M.B.A. from Columbia University. Because of Mr. Bousbib’s extensive leadership experience, we believe he is well qualified to serve on the Board.

JAMES A. FASANO. Mr. Fasano, age 45, has served as a director of IMS since January 2015. He is Managing Director responsible for leading CPP Investment Board’s Funds, Secondaries & Co-investments group and previously led CPPIB’s Principal Investing group. Prior to joining CPPIB in 2004, Mr. Fasano worked in the Investment Banking group at Merrill Lynch & Co., focusing on companies in the media and telecommunications sectors. Previously, he was a member of the Mergers & Acquisitions group at RBC Capital Markets and was a Commissioned Officer in the Canadian Armed Forces. Mr. Fasano serves on the boards of directors of NEWAsurion and Cequel Communications, and formerly was a director of AWAS Aviation Capital, LHP Hospital Group and Kinetic Concepts. He holds a Bachelor of Engineering degree from the Royal Military College of Canada and an M.B.A. from the University of Chicago Graduate School of Business. Because of Mr. Fasano’s experience in finance and leadership roles, we believe he is well qualified to serve on our board of directors.

TODD B. SISITSKY. Mr. Sisitsky, age 43, has served as a director of IMS since February 2010. Mr. Sisitsky is a Partner of TPG, where he leads TPG’s investment activities in the healthcare sector globally. Mr. Sisitsky serves on the boards of directors of Surgical Care Affiliates, Inc., Aptalis Holdings, Inc. (formerly Aptalis Pharma, Inc.), IASIS Healthcare Corporation, HealthScope Ltd., Immucor Inc. and Par Pharmaceuticals Companies, Inc. He previously served on the boards of directors of Biomet Inc., and Fenwal Inc. He also serves on the board of the Campaign for Tobacco Free Kids, a global not-for-profit organization, and the Dartmouth Medical School Board of Overseers. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky earned an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board. Mr. Sisitsky has been designated for nomination to the Board by TPG pursuant to the stockholders’ agreement described below.

DIRECTORS CONTINUING IN OFFICE

CLASS II DIRECTORS. The following directors have terms ending in 2016:

JOHN G. DANHAKL. Mr. Danhakl, age 58, has served as a director of IMS since February 2010. He is Managing Partner at Leonard Green & Partners, which he joined in 1995. Previously, Mr. Danhakl was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, which he joined in 1990. From 1985 until 1990, Mr. Danhakl was Vice President in corporate finance at Drexel Burnham Lambert, Inc. Mr. Danhakl currently serves on the boards of directors of Advantage Sales and Marketing, Animal Health, Inc., CCC Information Services, Inc., J. Crew Group, Inc., Leslie’s Poolmart, Inc., Mister Car Wash, Packers Sanitation Services, Inc., Petco Animal Supplies, Inc., Savers, Inc., and The Tire Rack, Inc. He previously served on the boards of directors of Air Lease Corporation, Arden Group, Inc., AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, Communications & Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Hits, Inc., Liberty Group Publishing, Inc., SunEdison Inc. (formerly known as MEMC Electronic Materials, Inc.), Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, The Neiman Marcus Group and VCA Antech, Inc. Mr. Danhakl holds a B.A. in Economics from the University of California at Berkeley, and an M.B.A. from Harvard Business School. Because of his extensive experience serving as a public company director and his knowledge of corporation finance, we believe Mr. Danhakl is well qualified to serve on our board of directors.

BRYAN M. TAYLOR. Mr. Taylor, age 44, has served as a director of IMS since February 2010. Mr. Taylor joined TPG in March 2004, and is a Partner in TPG’s Technology Group, where he is responsible for investments in software, data/analytics, and technology services. He is chairman of Vertafore, Inc. and a member of the operating committee of SunGard, Inc. He currently serves on the boards of directors of CCC Information Services Inc., Eze Software Group, Box, Inc., Sutherland Global Services, Greensky Trade Credit, LLC. and was formerly a director of Intergraph Corporation, Netscout Systems, Inc. and Decision Insight Information Group. Mr. Taylor was also involved in TPG’s investments in Alltel Communications, Advent Software and Domo. Prior to joining TPG in 2004, Mr. Taylor was a founder and Managing Director at Symphony Technology Group, a private equity firm focused exclusively on software and technology services investments. While at Symphony, Mr. Taylor was actively involved with the firm’s investments in Information Resources Incorporated, Intentia Ab, GERS, Inc., Industri-Matematik International Corp AB, and Symphony Services, Inc. Prior to joining Symphony, Mr. Taylor was a Manager with Bain & Company where he worked in the private equity and technology practice groups. Mr. Taylor graduated with honors from Stanford University and he earned an M.B.A. at the Stanford Graduate School of Business. Because of his experience in finance and technology services, we believe Mr. Taylor is well qualified to serve on our board of directors.

CLASS III DIRECTORS. The following directors have terms ending in 2017:

SHARAD S. MANSUKANI. Dr. Mansukani, age 45, has served as a director of IMS since April 2010. Dr. Mansukani also has served as a TPG Senior Advisor since 2005. Dr. Mansukani previously served on the faculty at the University of Pennsylvania and at Temple University School of Medicine. He serves on the boards of directors of Surgical Care Affiliates, Inc., IASIS Healthcare Corporation, Immucor Inc., Par Pharmaceuticals Companies, Inc. and Envision RX Options. Dr. Mansukani serves as Strategic Advisor to the board of directors of CIGNA and previously served as Vice Chairman of HealthSpring Inc. Dr. Mansukani also serves on the board of directors of the Children’s Hospital of Philadelphia and on the editorial boards of the American Journal of Medical Quality, Managed Care, Biotechnology Healthcare and American Health & Drug Benefits. Dr. Mansukani was appointed to Medicare’s Payment Advisory and Oversight Committee, and he was previously Senior Advisor to CMS and a member of the Medicare Reform Executive Committee. Dr. Mansukani completed his residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania. Because of his extensive experience in the healthcare sector and leadership roles, we believe Dr. Mansukani is well qualified to serve on our board of directors.

RONALD A. RITTENMEYER. Mr. Rittenmeyer, age 67, has served as a director of IMS since April 2010. He is the past Chairman, President and CEO of Expert Global Solutions, Inc. from 2011 to June 2014. Previously, Mr. Rittenmeyer served as Chairman, CEO and President of Electronic Data Systems Corporation from 2005 until 2008. Prior to that, he served as Chief Operating Officer of Electronic Data Systems Corporation from October 2005 until September 2007 (including service as Co-Chief Operating Officer until May 2006) and as Executive Vice President, Global Service Delivery from July 2005 until December 2006. Mr. Rittenmeyer also serves on the boards of directors of American International Group, Inc. and Tenet Health Care Corporation. He previously served as a director of EDS and RH Donnelley (presently Dex One Corporation). Mr. Rittenmeyer holds a B.A. in Commerce and Economics from Wilkes University, and his M.B.A. from Rockhurst University. Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on our board of directors.

CORPORATE GOVERNANCE AT IMS

Board of directors

The Board is responsible for supervision of the overall affairs of IMS. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of the management director.

The Board has appointed a director to serve in a lead capacity (the “Lead Director”). The Lead Director’s responsibilities include liaising between non-management directors and management; presiding at executive sessions of independent directors, and at Board meetings when the Chairman is not present; consulting with the Chairman and approving agendas, schedules and information sent to the Board for Board meetings; consulting with the Chairman on other matters pertinent to the Company and the Board; consulting with major shareholders upon their request; and performing such other duties as are specified by the Board, as outlined in our Corporate Governance Guidelines, which can be found in the “Investor Relations” section of our website under Corporate Governance at http://ir.imshealth.com. Currently, our Lead Director is Todd B. Sisitsky.

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. The Board held five meetings during 2014. Overall attendance at Board and Committee meetings was 95%. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which the director serves.

Our policy on director attendance at annual meetings calls for directors to be invited to attend IMS’s annual meetings of shareholders but they are not required to do so.

Documents establishing our corporate governance

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at IMS:

•	Corporate Governance Guidelines

•	Code of Ethics for CEO and Senior Financial Officers

•	Code of Business Conduct

•	Charters for the three Board committees:

•	Audit Committee

•	Leadership Development and Compensation Committee

•	Nominating and Corporate Governance Committee

These documents and other important information on our corporate governance are posted in the “Investor Relations” section of our website, and may be viewed at http://ir.imshealth.com. We will also provide printed copies of these documents free of charge to any shareholder who sends the Corporate Secretary a request at: IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

Our Corporate Governance Guidelines address a number of important governance matters such as:

•	Selection and composition of the Board;

•	Board compensation and performance;

•	Meetings of the Board;

•	Committees of the Board; and

•	Leadership development.

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, the Nominating and Corporate Governance Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, the Nominating and Corporate Governance Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the Nominating and Corporate Governance Committee based on full information about the proposed transaction and the related person’s interest. Our policy provides that we generally should not engage in related person transactions, unless:

•	the transaction offers clear advantages to us, and its purpose is not to confer an advantage on the related person;

•	we are acquiring goods or services, and comparable goods or services are not available from unrelated third parties;

•	we are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;

•	the transaction will be approved for us by independent decision-makers in good faith and without influence of the person who has a conflicting interest; or

•	the Committee determines that the transaction is in our best interests.

We believe that our governance documents meet current requirements.

“Controlled company” status

Affiliates of TPG Global, LLC (“TPG”), CPPIB-PHI and LGP (together, the “Sponsors”) collectively own a majority of the voting power of our outstanding shares of common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”). Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

We currently avail ourselves of all of these exemptions. Accordingly, in the event the interests of the Sponsors differ from those of other shareholders, and, for so long as we are a “controlled company,” our other shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we have complied with and intend to continue to comply with the requirements of the Exchange Act and the rules of the NYSE, which require that the Audit Committee have at least one independent director upon consummation of our initial public offering, consist of a majority of independent directors within 90 days following the effective date of the registration statement we filed in connection with our initial public offering and exclusively of independent directors within one year following the effective date of such registration statement. See “Committees of the Board and meetings” below.

Board composition and director independence

The Board oversees the management of our business by the Chief Executive Officer and senior management. Our Certificate of Incorporation provides that the Board shall consist of at least three directors but not more than 17 directors and that the number of directors may be fixed from time to time by resolution of the Board. Under the stockholders’ agreement described below, we have agreed to take necessary action to maintain the size of the Board at no greater than eight directors, including an additional director that may join the Board who is not affiliated with the Sponsors, subject to applicable laws and regulations, and subject to the Sponsors’ rights to add additional directorships.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Subject to TPG’s and CPPIB-PHI’s rights described below, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

In connection with our initial public offering in 2014, we entered into a stockholders’ agreement with investment entities controlled by the Sponsors that will provide the Sponsors with nomination rights with respect to the Board. Under the agreement, we and the Sponsors are required to take all necessary action to cause the Board to include individuals designated by the Sponsors in the slate of nominees recommended by the Board for election by our shareholders. The Sponsors’ nomination rights as set forth in the stockholders’ agreement are described below.

•	For so long as TPG owns at least 50% of the shares of our common stock held by TPG following our initial public offering, TPG will be entitled to designate two individuals for nomination to serve on the Board. When TPG owns less than 50% but at least 5% of the shares of our common stock held by TPG following our initial public offering, TPG will be entitled to designate one individual for nomination. In addition, for so long as TPG owns at least 50% of the shares of our common stock held by TPG following our initial public offering, TPG will be entitled to make a request to expand the size of the Board by two and designate individuals to fill the resulting vacancies, and when TPG owns less than 50% but at least 10% of the shares of our common stock held by TPG following our initial public offering, TPG will be entitled to make a request to expand the size of the Board by one and designate an individual to fill the resulting vacancy. Subject to our Bylaws, the individual who fills any such vacancy will be assigned to the class of directors to be elected at the annual meeting that is the latest to occur of the then-existing classes of directors, unless otherwise agreed by holders of at least 65% of the shares then held by the Sponsors.

•	For so long as CPPIB-PHI owns at least 10% of the shares of our common stock held by CPPIB-PHI following our initial public offering, CPPIB-PHI will be entitled to designate one individual for nomination to serve on the Board. In addition, for so long as CPPIB-PHI owns at least 25% of the shares of our common stock held by CPPIB-PHI following our initial public offering, CPPIB-PHI will be entitled to make a request to expand the size of the Board by one and designate an individual to fill the resulting vacancy. Subject to our Bylaws, the individual who fills any such vacancy will be assigned to the class of directors to be elected at the annual meeting that is the latest to occur of the then-existing classes of directors, unless otherwise agreed by holders of at least 65% of the shares then held by the Sponsors.

•	For so long as TPG and CPPIB-PHI collectively own at least 50% of the shares of our common stock held by them collectively following our initial public offering, they will be entitled to jointly designate one individual for nomination to serve on the Board.

•	For so long as LGP owns at least 50% of the shares of our common stock held by LGP following our initial public offering, LGP will be entitled to designate one individual for nomination to serve on the Board.

The Board is currently composed of seven directors: Messrs. Sisitsky and Taylor, who were designated for nomination as directors by TPG; Mr. Fasano, who was designated for nomination as a director by CPPIB-PHI; Mr. Danhakl, who was designated for nomination as a director by LGP; Mr. Bousbib, who serves as a director because he is our Chief Executive Officer and President; Dr. Mansukani and Mr. Rittenmeyer.

In addition, the stockholders’ agreement provides that the Sponsors agree to vote for each other’s director nominees and also agree to vote for the chief executive officer then in office as a director.

The Board adopted the following statement regarding independence at its meeting on February 10, 2015:

“We have determined that the following IMS Directors are currently independent:

Sharad Mansukani

Ronald Rittenmeyer

Our determination of ‘independence’ means that we find that the Director has no material relationship with IMS, directly or indirectly, that would interfere with his or her exercise of independent judgment as a Director of IMS. As Directors who are members of the Audit Committee, we find that each Director meets an even higher standard, in that each of them has not, other than in his or her capacity as a member of the Board or a Board committee, accepted directly or indirectly any consulting, advisory or compensatory fee from, or been an affiliated person of, IMS or any subsidiary.”

The Board made its determinations of independence in accordance with our Corporate Governance Guidelines, the corporate governance standards of the NYSE and, because Dr. Mansukani and Mr. Rittenmeyer are members of the Audit Committee, the higher applicable standards, referred to by the Board in its statement above.

Committees of the Board and meetings

The Board has three standing committees:

•	Audit Committee

•	Leadership Development and Compensation Committee

•	Nominating and Corporate Governance Committee

Under our stockholders’ agreement, prior to the date on which the Sponsors no longer collectively own a majority of the voting power of our outstanding shares of common stock, each of TPG and CPPIB-PHI have the right to appoint a representative on each committee of the Board other than the Audit Committee, subject to applicable rules and regulations of the NYSE, in each case so long as it holds 10% of our outstanding shares of common stock.

In 2014, the Audit Committee of the Board consisted of Messrs. Rittenmeyer (Chairman) and Sisitsky and Dr. Mansukani. The Board has determined that: (1) Mr. Rittenmeyer is an “Audit Committee Financial Expert” as such term is defined in the SEC rules; (2) each member of the Audit Committee is financially literate; and (3) Mr. Rittenmeyer and Dr. Mansukani satisfy the audit committee requirements for independence set out in the SEC rules.

The Audit Committee held ten meetings in 2014. Throughout the year, the Audit Committee met with senior members of our financial management team, including our Chief Financial Officer, our Controller, and our Director of Internal Audit, as well as our General Counsel and our independent registered public accounting firm. The primary functions of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Audit Committee fulfills its responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter, which include:

•	Monitoring the preparation of, and reviewing with (i) management, (ii) the individual in charge of our internal audit function and (iii) the independent registered public accounting firm, our annual audited financial statements and unaudited interim financial statements;

•	Supervising the relationship between the Company and our independent registered public accounting firm, including: having direct responsibility for its appointment, compensation and retention; reviewing the scope of its audit services; approving its non-audit services; and confirming its independence;

•	Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, including a review of legal, compliance and regulatory matters affecting the Company, the Company’s exposure to significant risks and the Company’s internal auditing program; and

•	Providing the Report of the Audit Committee for inclusion in the annual proxy statement.

In 2014, the Leadership Development and Compensation Committee of the Board consisted of Messrs. Taylor (Chairman), Bourbonnais, Danhakl and Rittenmeyer. Mr. Bourbonnais was replaced by Mr. Fasano in January 2015. The Leadership Development and Compensation Committee held three meetings during 2014. At each of its meetings, the Leadership Development and Compensation Committee met with the Chairman and Chief Executive Officer and the former Senior Vice President Human Resources and Administration. At each of its meetings the Committee also met with external expert advisors. The primary function of the Leadership Development and Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation and benefits of the Company’s officers, employees and directors and administering the Company’s compensation, benefit and equity-based plans. The Leadership Development and Compensation Committee also assists the Board in management development and succession planning, and assesses the adequacy of the Company’s human resources principles and philosophy. Pursuant to its charter, the Leadership Development and Compensation Committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”), evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers;

•	Making recommendations to the Board about the compensation of our directors;

•	Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•	Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

•	Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers;

•	Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards;

•	Establishing and reviewing periodically policies and procedures with respect to perquisites;

•	Producing the Compensation Committee Report on Executive Compensation for inclusion in our annual proxy statement in accordance with SEC proxy and disclosure rules;

•	Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•	Reviewing the processes for managing executive succession and the results of those processes, including: (i) reporting and making recommendations to the Board regarding adequacy of executive resource development; (ii) recommending to the Board successors to our Chief Executive Officer and other senior executives and overseeing the development of executive succession plans; (iii) monitoring the recruitment, development, promotion and assessment of candidates expected by our Chief Executive Officer to assume key executive positions, including the chief executive officer role, within the next five years as well as other high potential candidates.

In 2014, the Nominating and Corporate Governance Committee of the Board consisted of Messrs. Sisitsky (Chairman), Bourbonnais and Danhakl. Mr. Bourbonnais was replaced by Mr. Fasano in January 2015. The Nominating and Corporate Governance Committee held two meetings during 2014. The Nominating and Corporate Governance Committee’s responsibilities upon completion of this offering will include:

•	Developing and recommending to the Board criteria for Board and committee membership;

•	Establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	Identifying individuals qualified to become members of the Board;

•	Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	Developing and recommending to the Board a set of corporate governance principles;

•	Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•	Reviewing and recommending to the Board practices and policies with respect to directors;

•	Reviewing and recommending to the Board the compositions of the committees of the board of directors;

•	Reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;

•	Reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	Providing for new director orientation and continuing education for existing directors on a periodic basis;

•	Performing an evaluation of the performance of the committee; and

•	Overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the then-current make-up of the Board. It is the Board’s policy that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the longterm interests of our stakeholders. It is also the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the New York Stock Exchange and as further clarified below under our Corporate

Governance Guidelines, and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests.

In 2014, a pipeline of potential Board member nominees was established to assist the Company in identifying and evaluating potential nominees for Board membership. Nominating and Corporate Governance Committee members considered several candidates; however, no such candidate has been elected to serve as of March 3, 2015.

The Nominating and Corporate Governance Committee will consider shareholders’ recommendations of nominees for membership on the Board. Shareholders may recommend candidates for membership on the Board to the Nominating and Corporate Governance Committee by submitting the names in writing to: Harvey A. Ashman, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810. The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting. These procedures are described below under the caption “Shareholder Proposals for 2016 Annual Meeting of Shareholders.”

Succession planning for directors and executive officers

Vacancies on the Board may occur from time to time. For example, our Corporate Governance Guidelines include director resignation policies relating to changes in director circumstances and attainment of the specified retirement age of 72. These policies call for affected directors to offer to tender their resignation from the Board. The Board may accept or reject such resignation in its sole discretion. If the Board accepts the director’s resignation, such resignation shall become effective as of the later of (1) the date on which the resignation is accepted by the Board, or (2) a date specified by the Board. As described above, the Nominating and Corporate Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Corporate Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Corporate Governance Committee may retain an executive recruitment organization to assist it in its search by providing a diverse and qualified slate of candidates.

In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional as well as functional assessments to identify key employees and employees with high potential for increased responsibilities;

•	Chief Executive Officer review, consolidating the regional and functional reviews, focusing on senior executives’ development and succession; and

•	Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders.

We use online tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

How to contact the Board and its committees

We have established a process by which shareholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to imsbod@imshealth.com, or write to the following address:

Board of Directors

c/o Secretary

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

DIRECTOR COMPENSATION

Non-employee director compensation program. Under our non-employee director compensation program, each member of the Board who is not an employee and who is not affiliated with the Sponsors is eligible to receive an annual cash retainer payment of $60,000 and an annual grant of restricted stock units with a grant date fair market value of $150,000. The annual grant of restricted stock units vests in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of the Board through the vesting date. In addition, under the program, eligible directors receive the following additional cash payments on an annual basis for service on the committees of the Board: Audit Committee chairperson – $30,000; Leadership Development and Compensation Committee chairperson – $25,000; Nominating and Corporate Governance Committee chairperson – $15,000; Audit Committee member – $10,000; Leadership Development and Compensation Committee member – $5,000; and Nominating and Corporate Governance Committee member – $5,000. None of the committee membership fees will be payable to the chairperson of the committee, who will instead receive the applicable chairperson fee for his or her committee service. The Board has the ability to alter the terms of our director compensation program at any time.

On February 12, 2014, the Board approved the vesting of all then unvested stock options and restricted stock units held by Dr. Mansukani and Mr. Rittenmeyer as of the date our initial public offering was completed.

The following table shows information regarding the compensation earned by our non-employee directors during our 2014 fiscal year. The compensation received by our Chief Executive Officer as an employee during our 2014 fiscal year is included in the “Summary compensation table” below and he did not receive any additional compensation for his service on the Board. As described above, only our non-Sponsor, non-employee directors receive compensation for their service on the Board.

Name (1)	Fees earned or paid in cash ($)(2)	Stock awards ($)(3)	Option Awards ($)(4)	Total ($)
Sharad S. Mansukani	66,250	150,000	35,145	251,395
Ronald A. Rittenmeyer	86,250	150,000	35,145	271,395
André Bourbonnais	—	—	—	—
John G. Danhakl	—	—	—	—
Todd B. Sisitsky	—	—	—	—
Bryan M. Taylor	—	—	—	—

(1)	During 2014, David Lubek, Nehal Raj and Jeffrey K. Rhodes also served on the Board but each resigned prior to the end of the fiscal year. None of Messrs. Lubek, Raj or Rhodes received any compensation for his board service during 2014. Mr. Bourbonnais resigned from the Board in January 2015 and was replaced by James Fasano.

(2)	During 2014, Dr. Mansukani served on the Nominating and Corporate Governance Committee during the second quarter and then commenced service on the Audit Committee for the third and fourth quarters. During the last three quarters of 2014, Mr. Rittenmeyer served as Chairman of the Audit Committee and as a member of the Leadership Development and Compensation Committee.
(3)	The amount reported represents the aggregate grant date fair value of restricted stock units granted in our 2014 fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of each grant of restricted stock units at the grant date is equal to the number of restricted stock units granted multiplied by the fair market value of a share of our common stock on the date of grant. Dr. Mansukani and Mr. Rittenmeyer each was granted 5,950 restricted stock units on May 13, 2014 when the fair market value of a share of our common stock was equal to $25.21. As of December 31, 2014, Dr. Mansukani and Mr. Rittenmeyer each held 5,950 restricted stock units and none of our other directors held any stock awards.
(4)	As of December 31, 2014, Dr. Mansukani and Mr. Rittenmeyer each held 50,000 stock options and none of our other directors held any stock options. The amounts shown represent the incremental fair value of such stock options determined in accordance with FASB ASC Topic 718 recognized by us in connection with the Board’s approval of the vesting of all then unvested stock options held by Dr. Mansukani and Mr. Rittenmeyer on February 12, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for our named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to our named executive officers.

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the Leadership Development and Compensation Committee of the Board (referred to herein as the “Committee”). The Committee determines the compensation of all our executive officers. This compensation discussion and analysis focuses on our executive officers listed in the Summary compensation table and the other compensation tables included in this proxy statement (referred to herein as our “named executive officers”). Our named executive officers for our 2014 fiscal year are:

•	Ari Bousbib, Chairman, Chief Executive Officer & President;

•	Ronald E. Bruehlman, Senior Vice President & Chief Financial Officer;

•	Satwinder Sian, Senior Vice President, Global Technology & Operations;

•	José Luis Fernández, Senior Vice President, Global Services; and

•	Stefan C. Linn, Senior Vice President, Strategy & Global Product Management.

Highlights of 2014 performance

Our performance in 2014 was marked by significant progress and accomplishments under the leadership of our named executive officers. These accomplishments helped advance the strategic transformation of the Company and its repositioning in the broader technology services market for life sciences. They include:

•	The introduction of additional Nexxus™ applications broadening the Company’s suite of innovative technology offerings;

•	The completion of several key acquisitions that added complementary capabilities;

•	The successful negotiation and signing of an agreement to acquire Cegedim’s strategic data and customer relationship management businesses;

•	The establishment and expansion of the Bangalore and Manila global delivery centers;

•	The focused recruitment of key talent in the technology and services area;

•	The deployment of several continuous process improvement initiatives using the principles of lean six sigma and after action reviews; and

•	The execution of restructuring programs and other cost containment actions.

These accomplishments helped us sustain a positive organic growth rate and our highest overall growth rate in the last seven years, on a constant currency basis. We achieved strong overall financial performance in 2014 that was in line with or better than management’s guidance to investors and financial analysts. We believe that our named executive officers were instrumental in helping us achieve these results:

•	Our revenue was $2.641 billion, a 5.9% increase on a constant currency basis from 2013, which we believe was driven by the success of our strategic expansion in technology services.

•	Our Adjusted EBITDA was $878 million, a 9.5% increase on a constant currency basis from 2013.

Importantly, we completed an initial public offering of our common stock in April 2014, with investors purchasing $1.5 billion of our stock in one of the 10 largest initial public offerings of 2014, and we reduced the principal amount of our debt by $1.211 billion and our net debt by $872 million – primarily by using the proceeds of our initial public offering. We believe that the efforts of our named executive officers were critical to achieving these significant milestones.

As a result of our performance in 2014, including the level of achievement of Adjusted EBITDA, and after giving effect to certain adjustments made by the Committee (as described below) based on its evaluation of our overall 2014 performance, the Committee approved the funding of our annual incentive compensation plan (the “Annual Plan”) at 91.2% of target. Our Adjusted EBITDA performance level in 2014 also resulted in the vesting of 332,000 performance-based stock options held by our named executive officers.

Principal objectives of our executive compensation program

Generally

Our executive team is critical to our success and to building value for our shareholders. The principal objectives of our executive compensation program are to enable us to:

•	Recruit talented and well-qualified executives to serve in leadership positions;

•	Retain such experienced executives to lead our organization over the long term;

•	Motivate our executives to succeed by providing compensation that is directly based on performance; and

•	Align the interests of our executive officers with those of our shareholders by delivering a substantial portion of the executive officer’s compensation through time- and performance-based equity awards with a longer-term value horizon.

We have designed our executive compensation program with specific features to help achieve these goals and to promote related objectives that are important to our long-term success.

Compensation and governance practices

Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•	Annual executive compensation review. The Committee conducts an annual review of our executive compensation program, and has made significant changes to this program following our initial public offering, as described below.

•	Independent committee advisor. The Committee has engaged its own compensation consultant to assist it with reviewing our executive compensation program and recommending changes to it in light of the fact that we are now a public company.

•	Performance-based compensation. We use performance-based short- and long-term incentives in our executive compensation program. We use corporate metrics that are tied to important business goals and we differentiate payments to individual executives based on individual achievement. In 2014, we granted time-based restricted stock units to our named executive officers to retain and motivate them following our initial public offering. In 2015, half of our equity program consists of performance shares.

•	No excise tax gross-ups. We do not provide for any excise tax gross-ups on severance or change in control payments or benefits.

•	No single trigger vesting. We do not provide for automatic single trigger vesting of our equity awards.

•	Multi-year vesting requirements. Our stock options, including our performance-based stock options, traditionally vested over a five-year period and were intended, when granted, to serve as an incentive over a longer-term period while we were a privately held company. The restricted stock units that we granted in 2014 vest over a four-year period. Under our new equity program, our performance share awards will vest at the end of a three-year performance period and our stock-settled stock appreciation rights will vest over a four-year period. We believe that a combination of time and performance-based equity awards will meet our needs of attracting and retaining top executives and rewarding them for strong performance.

•	Clawback policy. We maintain a clawback policy that applies to incentive compensation.

•	Stock ownership guidelines. We adopted a stock ownership policy that requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of equity awards until they meet their required ownership levels.

•	Stock hedging and pledging policies. Our insider trading policy prohibits hedging transactions with respect to, and the pledging of, our securities by any of our directors, officers or other employees.

Performance metrics

We have designed our executive compensation program to tie a substantial portion of each named executive officer’s compensation to the achievement of performance objectives over both the short- and long-term. This approach to compensation demonstrates our “pay for performance” philosophy as well as our focus on creating longer-term value for our shareholders. The principal measures of our business performance, as they relate to our compensation programs for our 2014 fiscal year, are:

•	Adjusted EBITDA; and

•	Management Cash Flow as a percentage of Adjusted EBITDA (“Cash Flow Percentage”).

Adjusted EBITDA was selected as a performance metric because we believe it is an important measure of our financial performance and our ability to service our debt and reflects our near- and longer-term goal of increasing profitability. Cash Flow Percentage was selected because it measures how well we manage cash, and using this measure can incentivize our executives to generate a higher level of cash relative to Adjusted EBITDA.

We used Adjusted EBITDA and Cash Flow Percentage as the primary performance metrics for our 2014 annual cash plan for our named executive officers. Adjusted EBITDA and Management Cash Flow are non-GAAP financial measures, and a description of these measures is included under “Short-term incentive plan”. We have also used Adjusted EBITDA as a performance metric for certain outstanding stock options. Although we did not award stock options to our named executive officers in 2014, our named executive officers continued to vest in stock options that were granted in past years that were intended to provide incentives over a multi-year period. Our named executive officers hold stock options that vest solely based on time and also that vest based on the achievement of Adjusted EBITDA targets and/or the value returned to the Sponsors, as measured by a return on their investment in us or the receipt of specified internal rates of return on their investment in us.

In advance of our initial public offering in 2014, the Committee decided to grant time-based restricted stock units to our named executive officers and other employees deemed critical to the Company’s success as a public company. When deciding the form of equity to be granted, the Committee reviewed the fact that approximately 71% of the stock options held by our named executive officers were expected to be fully vested and exercisable by early 2015, and determined that retention of our named executive officers and other key employees through and after our initial public offering was a paramount goal. Our retention goals were served by imposing a vesting schedule whereby 50% of the awards will vest on the second anniversary of the date of grant and 50% on the fourth. These awards also served to reward the recipients for their success in developing our business and enabling us to become a public company and will serve to align their interests with those of our shareholders. As described below, beginning in 2015 our long-term equity incentive program will consist of grants of time-based stock-settled stock appreciation rights and performance shares.

Elements of compensation

As described below, the primary elements of our executive compensation program are annual base salary, short-term incentives, long-term incentives and retirement and termination benefits. Together, these items are intended to be complementary and serve the goals described above. The Committee, however, does not have any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Decision-making responsibility

Roles of the Committee and management in compensation decisions

Our executive compensation program is developed and overseen by the Committee, which is currently comprised of three directors affiliated with the Sponsors and one non-Sponsor director. The Board is responsible for approving, after receiving the recommendation of the Committee, equity awards to our executive officers. The Committee takes into account the views and recommendations of management, including those of our Chief Executive Officer and, in 2014, our Senior Vice President of Human Resources & Administration (in years after 2014, it is expected that our Vice President of Human Resources will serve this function), in making decisions regarding our executive compensation program. Our Chief Executive Officer makes recommendations about annual base salary increases, annual cash bonus targets and payments and long-term equity grants for our named executive officers (other than for himself). The Committee, however, is responsible for approving (or recommending for approval, in the case of equity awards) the compensation of our named executive officers.

Use of compensation consultants

Prior to our initial public offering, Steven Hall & Partners (“Steven Hall”) had been engaged by us on a limited basis to provide market data to assist in setting the compensation of our Chief Executive Officer and Chief Financial Officer. As part of our preparation to become a public company, the Committee expanded the scope of Steven Hall’s engagement. In connection with our initial public offering, Steven Hall provided advice regarding the design of our 2014 Incentive and Stock Award Plan and non-employee director compensation program and the size of restricted stock unit grants made to our named executive officers, as further described below. In addition, Steven Hall assisted the Committee in selecting the Company’s peer group for assessing the competitiveness of our executive compensation program, provided the Committee with peer group and survey data that the Committee considered in determining the compensation of our named executive officers, helped us to design our share ownership guidelines and the long-term equity incentive program that we implemented in 2015 and reviewed disclosures relating to executive compensation.

The Committee is solely responsible for approving payments to Steven Hall and for setting the terms and scope of Steven Hall’s engagement and the termination of this engagement. In addition, Steven Hall reports directly to the Committee. Steven Hall provides only executive compensation consulting services to us, and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the Committee has determined that Steven Hall was independent and that the work performed by Steven Hall did not raise any conflicts of interest in 2014.

Compensation setting process

In 2014, the Committee reviewed the total cash compensation opportunities (annual base salary and target annual bonus) of our named executive officers in light of peer group data and available market data taken from certain surveys, as described below. The Committee used this data as one factor in determining cash compensation opportunities. In 2014, the Committee targeted total cash compensation opportunities for our named executive officers at about the 50th percentile of our peer group and/or market survey group. The Committee also took into account the assessment and recommendation of our Chief Executive Officer, as well as its own assessment, when making compensation decisions, in addition to the factors described below under “Other factors”.

Peer group data. The Committee reviewed peer group data (but not market survey data (described below)) as part of its review and determination of the annual cash compensation opportunities of our Chief Executive Officer in 2014. For our Chief Financial Officer, we used peer group data and market survey data, applying a greater weighting to peer group data. Peer group data was not used in evaluating the compensation of our other named executive officers because we determined that there were no generally comparable roles at our peer group companies that would provide a meaningful comparison.

Review of peer companies in 2014. The Committee worked with Steven Hall in 2014 to update our peer group, in part to take into account the fact that we are now a public company. The Committee selected the peer group companies listed below through discussions with, and recommendations from, Steven Hall. The peer companies chosen were as follows:

CACI International, Inc.	Cerner Corp.	CoreLogic, Inc.

Covance, Inc.	DST Systems, Inc.	Dun & Bradstreet Corp.

Equifax, Inc.	Fiserv, Inc.	Gartner, Inc.

IHS, Inc.	Moody’s Corp.	Nielsen N.V.

Parexel International Corp.	Quintiles Transnational Holdings, Inc.	Salesforce.com, Inc.

Verisk Analytics, Inc.

The peer companies selected for this purpose are companies with which we compete for executive talent, or which are broadly similar to us based on certain characteristics, such as: financial size and performance as measured by revenue, capitalization, returns, growth and/or profitability; industry focus; scope of operations, market presence outside the United States and employee base; and scope of position, responsibilities, executive qualifications and expertise, and/or performance challenges. The peer companies, when selected, had annual revenues ranging from 0.5 times to 2.5 times our revenues. Peer companies were not pre-screened for their compensation levels or practices.

Market surveys. In 2014, market survey data was the sole source of market data used by the Committee in assessing the annual cash compensation opportunities of our named executive officers other than our Chief Executive Officer and Chief Financial Officer. This survey data consisted of surveys of executive compensation data from public and private companies across all sectors with approximately $1 billion to $5 billion in revenue. Steven Hall prepared different analyses of this survey data and provided it to the Committee for its review and consideration.

Equity awards. The Committee did not review any peer group or market survey data when making equity grants to our named executive officers in 2014. We did, however, use survey data of the type described above to develop general, non-binding Company guidelines against which equity award grants in 2015 and thereafter will be evaluated. These guidelines cover employees at each of our senior executive levels, including our named executive officers, and set forth proposed long-term target award values for each job level, which were established taking into account market survey data reflecting target award values for employees with similar salaries and positions.

Other factors

The Committee takes into account factors other than market and survey data in setting salary, annual incentive and long-term incentives, which are the elements of total direct compensation. Such factors include the experience and length of service of the named executive officer, relative responsibilities among members of our executive team, contributions by the named executive officer and business conditions. In addition, the Committee has also relied on the experience of our Sponsor-affiliated members of the Committee and on analysis performed by the Sponsors that considers the compensation of our executive team in light of the compensation structure of other portfolio companies or, prior to our initial public offering, private equity-backed companies in general. With respect to our Chief Executive Officer’s compensation, the Committee also considered our Chief Executive Officer’s historical compensation over the term of his employment with us, his current equity holdings and the compensation of chief executive officers at public companies outside of the peer group described above, including S&P 500 companies, that might compete with us for his services.

In 2014, we did not use market surveys or peer group data with respect to elements of compensation other than total cash compensation opportunities. For these other elements of compensation, such as severance, change in control benefits, retirement plans and health and welfare benefits, the Committee (and, with respect to ordinary course changes to broad-based employee benefits, our senior management) relies on its own business experience and familiarity with market conditions in determining the appropriate level of benefits for our named executive officers in light of our needs.

Elements of compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The Committee attempts to maintain base salaries at competitive levels while also reserving a substantial portion of compensation for the other elements of compensation that are more directly linked to our performance and individual performance.

Generally, base salaries of the named executive officers are reviewed annually in July of each year. Annual base salaries may be adjusted by the Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary). The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group or market survey data and our overall budgetary guidelines. The Committee takes all of these factors into account when making its decisions, but does not assign any specific weight to any one factor. In addition to the annual salary review, the Committee may also adjust base salaries at other times during the year in connection with promotions, increased responsibilities or to maintain competitiveness in the market.

The amount of our Chief Executive Officer’s annual base salary is set forth in his employment agreement, but remains subject to increase based on the same factors as described above for the other named executive officers. As set forth in an amendment to our Chief Executive Officer’s employment agreement, effective as of January 1, 2014, the Committee, in conjunction with the Board, increased his base salary by 33.33% to $1,600,000. This salary increase was the first adjustment to his base salary since it was established in 2010 and reflected the Committee’s evaluation of our Chief Executive Officer’s performance during his employment with us, including his leadership role in the strategic transformation of the Company, the significant turnaround of the Company’s operational and financial performance and the very dramatic improvement in the Company’s organizational strength, and the key role he played in the success of several recapitalizations and in our initial public offering. The Committee also considered the compensation of chief executive officers at public companies outside of the peer group described above, including S&P 500 companies, that might compete with us for his services.

In 2014, the Committee also approved increases in the annual base salaries of Mr. Bruehlman, Dr. Sian, and Mr. Fernández. Mr. Bruehlman’s base salary was increased by 6.67% to $480,000, Dr. Sian’s base salary was increased by 3% to £257,500 and Mr. Fernández’s base salary was increased 2.47% to €321,300, in connection with our annual performance review process, reflecting merit increases. These base salary increases became effective on October 1, 2014. Mr. Fernández’s base salary was also increased by 1.25% effective April 2014 as required by Spanish law and by 6.78% effective January 1, 2014 in connection with his promotion from President, South Europe and Middle East to Senior Vice President, Global Services.

Short-term incentive plan

We believe that the opportunity to earn an annual incentive should be based upon actual performance against specified business and individual metrics.

Each of our named executive officers participates in the Annual Plan, and is eligible for a target annual bonus that is equal to a percentage of his annual base salary. The target annual bonus amount for each of our named executive officers for our 2014 fiscal year was as follows:

Named executive officer	Target annual bonus as a percentage of annual base salary
Ari Bousbib	200%
Ronald E. Bruehlman	70%
Satwinder Sian	70%
José Luis Fernández	70%
Stefan C. Linn	70%

These target bonus percentages were not changed for 2014 from levels in effect at the end of 2013, except that our Chief Executive Officer’s target annual bonus percentage was raised from 150% at the end of 2013 to 200% for 2014, based on the same factors described above that were considered in determining his annual salary increase.

Each year, the Committee establishes a pool to pay bonuses to all participants in the Annual Plan, including our named executive officers. The target funding for the pool is equal to the aggregate amount that would be payable if each participant received his or her target annual bonus. The funding of the Annual Plan is determined shortly after the end of our fiscal year based on our achievement of two pre-established metrics, Adjusted EBITDA and Cash Flow Percentage, subject to the further adjustments described below.

“Adjusted EBITDA” is defined as net income or loss from our consolidated statements of comprehensive income before interest income and expense, income taxes, depreciation and amortization, further adjusted to eliminate restructuring and related expense, other losses, net non-cash stock-based compensation charges, acquisition-related charges, sponsor monitoring fees, deferred revenue adjustment from purchase accounting and merger costs.

The Committee sets reasonable, yet challenging, threshold, target and maximum Company performance-based goals early each year, taking into account current business conditions facing us and our business plan and budget for the year, with a view that the threshold level should have a relatively higher probability of achievement and the maximum level should have a relatively lower probability of achievement, and that the payouts associated with each should serve as a significant incentive. In addition, we intend that the performance levels required for threshold, target and maximum payouts will correlate to an appropriate return to our shareholders in relation to the overall budgeted compensation payable for such level of performance.

If our actual Adjusted EBITDA is equal to “threshold” Adjusted EBITDA goal, “target” Adjusted EBITDA goal or “maximum” Adjusted EBITDA goal under the Annual Plan, the funding level of the pool under the Annual Plan determined at this first step is equal to 50%, 100% or 150%, respectively. If actual Adjusted EBITDA is between two levels of achievement, the funding level of the pool is interpolated between the two applicable points in the manner set forth below.

The second metric that determines the level of funding for the pool under the Annual Plan is our Cash Flow Percentage. “Cash Flow Percentage” is the ratio of Management Cash Flow to Adjusted EBITDA, expressed as a percentage. “Management Cash Flow” is defined as Adjusted EBITDA plus or minus changes in accounts receivable, other current assets, accounts payable, accrued expenses and deferred revenue (with the exception of changes in hedge receivables and payables and accrued severance), less capital expenditures and additions to computer software.

Our achievement relative to the target Cash Flow Percentage can increase or decrease the funding level established at the first step by 10%. The level of funding of the pool can then be further adjusted by the Committee, after considering the recommendation of our Chief Executive Officer. The ability to adjust the funding level allows the Committee to tailor the funding of the Annual Plan to events and circumstances that may not be fully taken into account by the objective metrics that otherwise determine the funding level.

The 2014 threshold, target and maximum Adjusted EBITDA levels were equal to $871.0 million, $912.4 million and $1,036.9 million, respectively, representing 5%, 10% and 25% year-over-year growth rates, respectively, on a constant currency basis. If actual Adjusted EBITDA on a constant currency basis had equaled less than the threshold amount, the Annual Plan would not have been funded, and if actual Adjusted EBITDA on a constant currency basis had equaled more than the maximum amount, the Annual Plan would have been funded at 150% (subject to the adjustments described above). The threshold, target and maximum Adjusted EBITDA levels for 2014 were each established using exchange rates prevailing at September 30, 2013.

The target Cash Flow Percentage for 2014 was 85%, which was higher than our actual 2013 Cash Flow Percentage of 83.5%. If the actual Cash Flow Percentage had been achieved at the target level, the funding level of the 2014 bonus pool would not have been adjusted. If an actual Cash Flow Percentage of 80% or less had been achieved, the 2014 bonus pool funding level established based on Adjusted EBITDA would have been decreased by 10%. If an actual Cash Flow Percentage of 90% or greater had been achieved, the 2014 bonus pool funding level established based on Adjusted EBITDA would have been increased by 10%. If the actual Cash Flow Percentage is between two levels of achievement, the funding level of the pool is adjusted based on a linear interpolation between the two applicable points.

After the end of the fiscal year, the Committee determines the achievement of both the Adjusted EBITDA and Cash Flow Percentage goals. Once the Committee has made those determinations, the Committee, after considering the recommendation of our Chief Executive Officer, has the opportunity to exercise discretion to adjust the funding level for the Annual Plan.

At the beginning of each fiscal year, each of our named executive officers meets with our Chief Executive Officer (or, in the case of our Chief Executive Officer, with the Committee) to discuss his individual performance goals for the year. Each named executive officer’s individual performance goals are developed in consultation with our Chief Executive Officer for review with the Committee and consist of a series of key strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer for the fiscal year and to our business objectives for the fiscal year. Mr. Bousbib’s individual goals for 2014 included achieving revenue, Adjusted EBITDA and Adjusted EBITDA to Management Cash Flow targets, accelerating our growth and capturing new opportunities in services, strengthening our workforce through new development initiatives and recruiting new talent to support our expansion. Mr. Bruehlman’s individual goals for 2014 included supporting the achievement of certain revenue, Adjusted EBITDA and Management Cash Flow goals, successful execution of our initial public offering and investor relations processes. Dr. Sian’s individual goals for 2014 included our achievement of certain profit, revenue and financial reporting compliance goals, our achievement of certain strategic initiatives, our implementation of resource management tools and supporting our transformation process and communications with investors and third parties in connection with our becoming a public company. Mr. Fernández’s individual goals for 2014 included meeting certain revenue, cost and Adjusted EBITDA goals, expanding certain of our service offerings, strengthening client engagement and developing and retaining key talent. Mr. Linn’s individual goals for 2014 included meeting certain revenue targets, overseeing new product offerings, building effective marketing capabilities and achieving certain cost savings.

After the end of the fiscal year, the Committee and our Chief Executive Officer (except with respect to his own individual performance goals) evaluate the named executive officer’s actual individual performance against those individual performance goals. Depending on the named executive officer’s individual performance level, his annual incentive bonus payout ranges will be as follows:

Individual performance level	Annual incentive bonus payout range as a percentage of target annual bonus
Exceeded All or Most Goals and Objectives	Up to 200%
Met Goals and Objectives	Up to 110%
Did Not Meet Some or All Goals and Objectives	Up to 80%

Determination of 2014 annual bonuses

Based on our achieving an Adjusted EBITDA of $907.9 million (determined on a constant currency basis based on exchange rates prevailing at September 30, 2013) for our 2014 fiscal year, the pool under our Annual Plan for our 2014 fiscal year was funded at 94.6% in the first stage of our determination process. Because we achieved a Cash Flow Percentage of 71.5%, that initial funding level was decreased to a pool funding level of 85.7%. After reviewing the funding level achieved and the aggregate bonus pool resulting from such funding level, based on the Company’s overall strong performance in 2014, our Chief Executive Officer recommended to the Committee that the funding level be increased to 90.8%. The Committee considered the Chief Executive Officer’s recommendation, as well the Company’s overall performance in 2014, including the performance achievements described under “Highlights of 2014 performance”, together with its view that the Cash Flow Percentage achieved under the Annual Plan was not fully reflective of the Company’s performance in this area due to the impact of certain significant capital expenditures and increased investments in future growth made by the Company in 2014 that were undertaken with the support of the Board. After considering these factors, the Committee approved a funding level of 91.2% and also approved the aggregate bonus pool that resulted from it.

After the Committee established the funding pool under our Annual Plan, the Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers against his individual performance goals (as described above) and determined that those goals had been achieved at the levels specified in the table below. The Committee also reviewed our Chief Executive Officer’s performance and determined that his individual performance goals had been achieved at the level specified in the table below. As a result of the overall funding of the bonus pool for our 2014 fiscal year and the individual performance of our named executive officers, the actual amount earned by each of our named executive officers as a percentage of his target annual bonus in respect of our 2014 fiscal year is as set forth in the table below.

Named Executive Officer	Individual performance level achieved	2014 cash bonus actually earned as a percentage of target annual bonus
Ari Bousbib	Exceeded All or Most Goals and Objectives	138%
Ronald E. Bruehlman	Exceeded All or Most Goals and Objectives	148%
Satwinder Sian	Exceeded All or Most Goals and Objectives	160%
José Luis Fernández	Exceeded All or Most Goals and Objectives	123%
Stefan C. Linn	Exceeded All or Most Goals and Objectives	136%

Long-term incentive awards

We believe substantial returns for our shareholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake in us, we are better able to align the interests of our named executive officers with those of our shareholders and create value for our shareholders.

Prior to our initial public offering, equity awards were granted under the IMS Health Holdings, Inc. 2010 Equity Incentive Plan (the “2010 Equity Plan”). In 2014, all of our long-term incentive awards to our named executive officers took the form of time-based restricted stock units granted under our 2010 Equity Plan. These restricted stock unit grants were intended to incentivize our named executive officers, and other high performing and critical employees, to remain employed by us through and following our initial public offering. They also served as a way to reward these individuals for their service to the Company leading up to and through our initial public offering. When determining the size of the restricted stock unit awards, the Committee considered our Chief Executive Officer’s recommendations with respect to awards for the other named executive officers and determined the size of our Chief Executive’s award based on its assessment of his performance and the Committee members’ general industry experience, as well as input from Steven Hall. Half of each grant of restricted stock units is scheduled to vest on the second anniversary of the grant date and half is scheduled to vest on the fourth anniversary of the grant date, subject, in each case, to the named executive’s continued employment with (or other service to) us through the applicable vesting date. As described further below, these restricted stock unit awards were intended as one-time grants and we have developed a new long-term incentive program that has been implemented for 2015.

Prior to 2014, we used stock options as the primary vehicle for long-term incentive awards. In connection with the acquisition of the Company by certain investment funds associated with the Sponsors in February 2010, which we refer to as the Merger, all of our named executive officers, other than our Chief Financial Officer, who were employed at, or shortly after, the Merger were granted stock option awards that were intended to serve as long-term incentives covering a five-year time frame ending with our 2014 fiscal year.

Stock options granted to our named executive officers generally are subject to time- and performance-based vesting. The time-based options generally vest over a five-year period and the performance-based options are eligible to vest over a five-year period based on our achievement of specified Adjusted EBITDA goals generally for each of the five fiscal years beginning with (or, with respect to grants made after August 1 of a given year, immediately following) the fiscal year in which the option was granted. To the extent the option does not vest because the Adjusted EBITDA goal is not met (and is not met based on the combined Adjusted EBITDA for a given fiscal year and the next succeeding fiscal year), the stock options will remain outstanding and vest (together with any other unvested performance-based options) if the Sponsors realize certain returns on their investment in us or certain internal rates of return on their investment in us. We believe that these performance-based stock option awards encourage our named executive officers to achieve key strategic objectives and maximize value creation for our shareholders. The Committee also believes that time-vesting options reinforce our goal to retain key executives while creating value for our shareholders. As discussed below in “Potential payments upon termination or change in control—Acceleration of options and other stock-based awards”, stock options are subject to accelerated vesting in limited circumstances relating to change in control events and certain terminations of employment.

As part of a new employment package, as additional retention grants and/or in connection with the increase in responsibilities resulting from a promotion, certain named executive officers have been granted time-vesting stock options, including “premium priced” stock options that were granted with an exercise price equal to 150% of the fair market value of a share of our common stock on the date of grant. The Committee believes that these awards served as important tools for the recruitment and/or retention and motivation of the named executive officers who received them.

For our 2014 fiscal year, certain of our performance-based options were eligible to vest if we achieved an Adjusted EBITDA of $876 million (determined on a constant currency basis based on exchange rates set at the time of the Merger, when certain of the options were first granted). Since we achieved Adjusted EBITDA of $933.1 million for our 2014 fiscal year (determined on a constant currency basis based on exchange rates set at the time of the Merger), we exceeded our Adjusted EBITDA targets under the performance-vesting stock options for our 2014 fiscal year. We also exceeded our Adjusted EBITDA targets for each of our 2010 through 2013 fiscal years.

Retirement programs

Senior executives participate along with broad groups of employees and/or other executives in a number of plans that provide a pension or other forms of retirement benefits earned through service to us.

All of our named executive officers other than Dr. Sian and Mr. Fernández participate in our Retirement Plan (a tax-qualified defined benefit plan with a cash balance formula) and our Savings Plan (a tax-qualified defined contribution plan), each a broad-based retirement plan in which generally all of our U.S.-based employees are eligible to participate. Under the Savings Plan, we make a matching contribution of 50% of employee contributions up to 6% of compensation, subject to certain limits under the Internal Revenue Code, and employees vest in Company matching contributions after three years of service. The Retirement Plan is described further in the “Pension benefits” section below.

All of our named executive officers other than Dr. Sian and Mr. Fernández also participate, along with all other eligible U.S.-based employees, in our Retirement Excess Plan and our Savings Equalization Plan, each a nonqualified excess plan to the Retirement Plan and the Savings Plan, respectively, that provides “make-whole” payments to eligible participants in place of the portion of the benefits that would have been earned if not for the limits applicable to tax-qualified plans under the Internal Revenue Code. Benefits under the Savings Equalization Plan are in the form of a matching contribution payable in cash shortly after the end of the calendar year to which it relates. The Retirement Excess Plan is described further in the “Pension benefits” section below.

Dr. Sian participates, along with all other eligible U.K.-based employees, in the IMS (UK) Pension Plan, which has a defined contribution section and a frozen defined benefit section. The defined benefit section of the IMS (UK) Pension Plan (the “UK Defined Benefit Plan”) was frozen as of June 30, 2011 and is described further in the “Pension benefits” section below. Under the defined contribution section of the plan (the “UK Defined Contribution Plan”), the level of our ordinary contribution ranges from 5% to 11% of a participant’s compensation depending on the level of the participant’s ordinary contribution to this plan (from 2% to 8% of compensation). The maximum amount of a participant’s ordinary contribution varies based on the employee’s age, and is subject to certain statutory contribution limits. Effective March 1, 2014, Dr. Sian elected, in accordance with the terms of the IMS (UK) Pension Plan and U.K. law, to opt out of continued participation in the UK Defined Contribution Plan. In lieu of the Company contributions that would have been made to the UK Defined Contribution Plan on behalf of Dr. Sian had he continued to participate in this plan, the Company has decided to pay a discretionary amount directly to Dr. Sian equivalent to these contributions.

Mr. Fernández participates, along with all other eligible Spain-based employees, in the Plan de Pensiones del personal de IMS Health (the “Spain Defined Contribution Plan”). Under the Spain Defined Contribution Plan, participants’ annual contributions (up to 2% of base salary, or, in the case of Mr. Fernández, 3%) are matched by the Company in the amount of €2 for each €1 contributed by a participant, until the combination of employee and Company contributions reaches the statutory annual contribution limit for the year. Any shortfall in Company contributions to the plan arising from the application of the statutory annual contribution limit may, in the sole discretion of the Company, be paid to the employee in cash at year-end, in an amount equivalent on an after-tax basis to what the Company otherwise would have contributed to the plan.

Certain of our key executives, including Dr. Sian and Mr. Fernández (but none of our other named executive officers), participate in our Defined Contribution Executive Retirement Plan (the “DCERP”), a nonqualified defined contribution plan that was frozen to new benefit accruals as of June 30, 2012. The DCERP is described further in the “Nonqualified deferred compensation” section below.

We believe that our retirement programs serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer an attractive retirement program. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. We do not adjust the level of retirement benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

Severance and change in control arrangements

We provide severance protection to our Chief Executive Officer in his employment agreement, to Dr. Sian pursuant to U.K. statutory requirements and Company practice, to Mr. Fernández pursuant to Spanish statutory requirements and Company practice, and to our other named executive officers through our Employee Protection Plan. Certain limited change in control related protections for our named executive officers apply to their stock options and certain change in control enhancements apply in connection with a change in control under our Employee Protection Plan and our Retirement Excess Plan, each as described below under “Potential payments upon termination or change in control”.

Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. Our experience in recruiting well-qualified executives is similar to that of other companies in that our executives will often seek to be protected in the event of a termination by us without cause, an adverse change in working conditions that amounts to good reason for the executive to terminate employment or a transaction that may materially affect the terms of the executive’s employment with us. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

No provisions of our employment agreements, plans or other compensation arrangements that provide for severance or change in control payments or benefits provide for a tax gross-up payment to named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive.

Perquisites

During our 2014 fiscal year, we did not provide perquisites to any of our named executive officers, apart from Dr. Sian, to whom we provided a monthly car allowance intended to cover the costs of owning and operating a vehicle, and Mr. Fernández, to whom we provide an automobile, monthly gasoline reimbursement under the IMS Spain Car Policy and meal vouchers that are available to our Spanish employees generally. The Committee believes that the costs of providing these perquisites are reasonable relative to their respective value to Dr. Sian and Mr. Fernández.

Changes for 2015 compensation

During 2014, the Committee, after receiving input from Steven Hall and our former Senior Vice President of Human Resources & Administration, approved the design of a new long-term incentive program. In connection with the design of this new program, Steven Hall reviewed the designs of the equity programs of our peer group in order to help design a program that would be competitive with the long-term incentive programs offered by our peers. Beginning in 2015, half of each long-term incentive award grant will take the form of time-vesting stock-settled stock appreciation rights, and half of each grant will take the form of performance share awards. Performance share awards are eligible to vest at the end of a three-year period based on achievement of challenging goals related to adjusted earnings per share and relative total shareholder return.

During 2014, the Committee also approved changes to our Annual Plan, after receiving input as described above. For 2015, the Committee added revenue as an additional performance goal under the Annual Plan. Revenue was added by the Committee because it will provide an additional incentive tied to the growth of our business. Under our 2015 bonus program, achievement of our revenue goal will be weighted at 25% and achievement of our Adjusted EBITDA goal will be weighted at 75%. The use of Management Cash Flow to further adjust bonuses under the Annual Plan will be replaced with the use of “Unlevered Free Cash Flow.” Unlevered Free Cash Flow is equal to Management Cash Flow, except that it excludes the impact of cash interest payments, cash tax payments, acquisition-related charges, debt extinguishment make-whole payments, severance, transaction and other payments and foreign exchange hedging payments. The Committee determined that it was appropriate to move from Management Cash Flow to Unlevered Free Cash Flow in order to better align the metrics we use in our compensation programs to motivate our executive officers with the metrics used for our investment community.

Other policies

Other policies and practices that will contribute to achieving the objectives of our compensation program include:

Share ownership guidelines. Under the IMS share ownership guidelines established by the Committee, based on recommendations from Steven Hall and our former Senior Vice President of Human Resources & Administration, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline (1)
Ari Bousbib	6x
Ronald E. Bruehlman	3x
Satwinder Sian	3x
José Luis Fernández	3x
Stefan C. Linn	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

Our share ownership guidelines are designed to increase the named executive officers’ ownership stakes in us and align their interests with the interests of our shareholders.

For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards, unvested time-based restricted share awards (if any) or unvested phantom unit awards (if any). Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of equity grants, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met. As of December 31, 2014, all of our named executive officers had met the share ownership guidelines set forth under the policy.

Clawback policy. We have a written policy that provides that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements that results from misconduct by any of our executive officers, our chief accounting officer or any of our directors, we will have the right to recover any bonus or other incentive-based cash or equity compensation paid to, or any profits realized from the sale of Company securities by, such officer or director. We may seek recovery of such amounts only during the first 12 months following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement. In the future, we intend to amend our policy on recovery of incentive-based compensation to conform to the applicable requirements of the Dodd-Frank Act and related rulemaking.

Stock hedging and pledging policies. The Company acknowledges that certain forms of hedging, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for appreciation in the stock. These transactions allow a person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other shareholders. Therefore, under the Company’s insider trading policy, all directors, officers and other employees are prohibited from engaging in any hedging transactions involving Company securities beneficially owned by them. The Company also acknowledges that securities held in a margin account or pledged as collateral for a loan may be sold without the shareholder’s consent by the broker if the shareholder fails to meet a margin call or by the lender in foreclosure if the stockholder defaults on the loan. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the shareholder defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when a shareholder is aware of material non-public information or is otherwise not permitted to trade in Company securities, our insider trading policy prohibits our directors, officers and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Our insider trading policy also prohibits other speculative or short-term transactions in Company securities such as short sales, including “sales against the box” (sales with delayed delivery), and trading in publicly traded options.

Risk assessment

The Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us.

Tax deductibility

Section 162(m) of the Internal Revenue Code, when applicable, limits the deductibility of compensation paid to certain individuals to $1 million, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to the time we became a publicly-traded corporation. The Committee may consider the impact of Section 162(m) of the Internal Revenue Code, to the extent it is expected to apply, when structuring our executive compensation arrangements with our named executive officers. However, the Committee retains flexibility to approve compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

Compensation Committee Report

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Leadership Development and Compensation Committee

Bryan M. Taylor, Chairman

John G. Danhakl

James A. Fasano

Ronald A. Rittenmeyer

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary compensation table

The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officers during our 2014 fiscal year (and, where applicable, our 2013 fiscal year).

Name and principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Change in pension value and non- qualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
Ari Bousbib	2014	1,600,000	—		19,500,000	4,400,000	269,307	166,814	25,936,121
Chairman, Chief Executive Officer & President	2013	1,200,000	200,000	(5)	—	3,600,000	227,763	128,776	5,356,539

Ronald E. Bruehlman	2014	457,500	—		585,000	475,000	44,511	26,594	1,588,605
Senior Vice President & Chief Financial Officer	2013	412,500	—		—	410,000	39,457	22,925	884,882

Satwinder Sian	2014	405,896	—		585,000	455,249	162,371	100,299	1,708,816
Senior Vice President, Global Technology & Operations (6)	2013	391,879	—		—	372,832	152,512	131,943	1,049,166

José Luis Fernández	2014	426,338	—		585,000	365,507	6,000	63,554	1,446,399
Senior Vice President, Global Services (7)

Stefan C. Linn	2014	410,000	—		390,000	390,000	39,175	23,964	1,253,139
Senior Vice President, Strategy & Global Product Management	2013	400,250	—		—	372,500	36,484	22,088	831,322

(1)	Represents the aggregate grant date fair value of restricted stock units granted to the named executive officer in 2014 computed in accordance with FASB ASC Topic 718. The fair value of each grant of restricted stock units at the grant date is equal to the number of restricted stock units granted multiplied by the fair market value of a share of our common stock on the date of grant (excluding the effect of estimated forfeitures based on service-based vesting conditions).
(2)	Represents each named executive officer’s annual cash bonus earned for the applicable fiscal year under the Annual Plan.
(3)	Represents the change in the actuarial present value of the accumulated benefit of each named executive officer (other than Dr. Sian and Mr. Fernández) under the Retirement Plan and Retirement Excess Plan (or, for Dr. Sian, under the UK Defined Benefit Plan) measured from December 31, 2013 to December 31, 2014. For Dr. Sian and Mr. Fernández, the amount also represents the dollar value of interest earned on compensation deferred under the DCERP in excess of 120% of the long-term applicable federal rate for December 2014 (3.29% using annual compounding) (the interest crediting rate on deferred compensation under the plan for our 2014 fiscal year was 4.28%; the excess interest included in the table is $4,890 and $6,000, for Dr. Sian and Mr. Fernández, respectively). As of June 30, 2012, the DCERP is frozen as to new benefit accruals but not as to earnings on previously accrued benefits.
(4)	Amounts included in the “All other compensation” include the following items, as applicable to each named executive officer for our 2014 fiscal year:

Name	Company 401(k) match contributions ($)(a)	Payments under Savings Equalization Plan ($)(b)	Company contributions to non-U.S. defined contribution plans ($)		Additional retirement- related contributions ($)(e)	Automobile allowance ($)(f)	Meal vouchers (g)	Total ($)
Ari Bousbib	7,800	159,014	—		—	—	—	166,814
Ronald E. Bruehlman	7,800	18,794	—		—	—	—	26,594
Satwinder Sian	—	—	5,906	(c)	67,823	26,570	—	100,299
José Luis Fernández	—	—	9,024	(d)	27,598	24,130	2,802	63,554
Stefan C. Linn	7,800	16,164	—		—	—	—	23,964

(a)	Represents our matching contributions to the Savings Plan, which is a broad-based tax-qualified defined contribution plan for U.S. employees.
(b)	Represents certain make-whole payments made to our U.S.-based named executive officers. These amounts would have been contributed by us to the Savings Plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.
(c)	Represents our contributions to the investment fund maintained for Dr. Sian under the UK Defined Contribution Plan. Effective as of March 1, 2014, Dr. Sian no longer participates in the UK Defined Contribution Plan.
(d)	Represents our contributions to the account maintained for Mr. Fernández under the Spain Defined Contribution Plan.
(e)	Represents certain make-whole payments made to our non-U.S. named executive officers. For Dr. Sian, the payment amount is equivalent to the cost to the Company of contributing the amounts that otherwise would have been contributed by us to the UK Defined Contribution Plan on behalf of Dr. Sian under the plan’s matching contribution formula had he not elected to stop participating in this plan. For Mr. Fernández, the payment amount is equivalent to the amount that otherwise would have been contributed by us to the Spain Defined Contribution Plan on behalf of Mr. Fernández under the plan’s matching contribution formula had statutory and plan limits applicable to tax-qualified plans under Spanish law not been applicable ($14,266), plus an additional tax equalization payment to Mr. Fernández with respect to these Company contributions ($13,332).
(f)	Represents car allowance payments made to Dr. Sian and the cost of the automobile provided, and gasoline reimbursement payments made, to Mr. Fernández.
(g)	Represents the value of meal vouchers provided to Mr. Fernández. Mr. Fernández receives meal vouchers on the same basis as all Spanish employees.
(5)	Represents a supplemental cash bonus awarded to Mr. Bousbib with respect to our 2013 fiscal year.
(6)	Dr. Sian was paid in U.K. pounds sterling. Amounts for Dr. Sian in the Summary compensation table and the other tables in this section, where applicable, have been converted from U.K. pounds sterling to U.S. dollars based on an exchange rate of .62054, which was set in September 2013 for purposes of the Annual Plan.
(7)	Mr. Fernández was paid in euro. Amounts for Mr. Fernández in the Summary compensation table and the other tables in this section, where applicable, have been converted from euro to U.S. dollars based on an exchange rate of .7387, which was set in September 2013 for purposes of the Annual Plan.

Grants of plan-based awards for 2014

The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2014 fiscal year.

Name	Grant date	Potential payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(4)	Grant date fair value of stock awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)
Ari Bousbib	—	—	3,200,000	6,400,000	—	—
	2/12/2014	—	—	—	1,000,000	19,500,000

Ronald E. Bruehlman	—	—	320,293	640,586	—	—
	2/12/2014	—	—	—	30,000	585,000

Satwinder Sian	—	—	284,145	568,290	—	—
	2/12/2014	—	—	—	30,000	585,000

José Luis Fernández	—	—	298,071	596,141	—	—
	2/12/2014	—	—	—	30,000	585,000

Stefan C. Linn	—	—	287,000	574,000	—	—
	2/12/2014	—	—	—	20,000	390,000

(1)	Represents annual cash bonus opportunities granted under the Annual Plan. As described in “Compensation discussion and analysis—Short-term incentive plan” above, each named executive officer was eligible to receive a target annual bonus that is equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the Annual Plan for our 2014 fiscal year is included in the Summary compensation table above.

(2)	Under the Annual Plan, if our actual Adjusted EBITDA for our 2014 fiscal year had been achieved at a threshold Adjusted EBITDA level, the Annual Plan would have been funded at 50% for our 2014 fiscal year, subject to the further plan-wide adjustments described above. However, each named executive officer’s actual annual cash bonus was also determined based on the achievement of individual performance goals for which there is no threshold achievement level. See “Compensation discussion and analysis—Short-term incentive plan.”
(3)	Under the Annual Plan, if our actual Adjusted EBITDA and Cash Flow Percentage had been achieved at maximum levels and the Committee had exercised its discretion to increase the funding of the Annual Plan for our 2014 fiscal year to the maximum extent permitted by the Annual Plan, the plan-wide funding level would have exceeded 200% of the target funding level. However, each named executive officer’s actual annual cash bonus is also determined based on the achievement of individual performance goals, and achievement of those goals at a maximum level would have resulted in an annual cash bonus that could not have been greater than 200% of the named executive officer’s target incentive award under the Annual Plan. See “Compensation discussion and analysis—Short-term incentive plan.”
(4)	Each of our named executive officers was granted restricted stock units on February 12, 2014 when the fair market value of a share of our common stock was equal to $19.50.

Narrative disclosure to Summary compensation table and Grants of plan-based awards for 2014 table

We are a party to an employment agreement with Mr. Bousbib, which was amended and restated as of February 12, 2014. The agreement has an initial three-year term and the term of the agreement automatically renews on each February 12, beginning in 2017, unless either party gives a notice of non-renewal at least 60 days in advance. Under his amended and restated employment agreement, effective January 1, 2014, Mr. Bousbib’s annual base salary was increased to $1.6 million and his target annual cash bonus was increased to 200% of his annual base salary. Pursuant to the employment agreement, Mr. Bousbib is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

We are also party to an employment agreement with Dr. Sian dated February 24, 1993. The agreement set forth Dr. Sian’s initial base salary, which has been subsequently increased. Pursuant to the employment agreement, Dr. Sian is entitled to participate in certain U.K.-based benefit plans and to certain automobile-related benefits, in our discretion. The agreement requires both parties to give 12 weeks written notice of any intention to terminate Dr. Sian’s employment, but does not provide for benefits beyond those that are statutorily required.

We are also party to an employment agreement with Mr. Fernández dated February 7, 2000. The agreement sets forth Mr. Fernández’s initial base salary, which has been subsequently increased. The agreement does not provide for benefits beyond those that are statutorily required.

We have not entered into employment agreements with any of our other named executive officers.

For a description of the payments and benefits our named executive officers may be entitled to in connection with a termination of employment, see “Potential payments upon termination or change in control.”

Outstanding equity awards at fiscal year-end for 2014

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2014.

							Option awards	Stock awards
Name	Number of securities underlying unexercised options and SARs (exercisable) (#)		Number of securities underlying unexercised options (unexercisable) (#)	Equity incentive awards: number of securities underlying unexercised unearned options (#)	Option or SAR exercise price ($)	Option or SAR expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Ari Bousbib	500,000		—	—	10.80	12/1/2020	—	—
	—		500,000	—	8.20	12/1/2020	—	—
	1,200,000		—	—	10.00	12/1/2020	—	—
	600,000		—	—	5.80	12/1/2020	—	—
	360,000		360,000	480,000	3.20	12/1/2020	—	—
	—		—	—	—	—	1,000,000	25,640,000

Ronald E. Bruehlman	60,000		—	—	11.20	7/16/2021	—	—
	60,000		—	—	7.00	7/16/2021	—	—
	85,000		97,000	48,000	4.40	7/16/2021	—	—
	—		—	—	—	—	30,000	769,200

Satwinder Sian	15,997	(2)	—	—	2.50	4/21/2016	—	—
	90,000		—	—	10.00	3/15/2020	—	—
	45,000		—	—	5.80	3/15/2020	—	—
	45,000		27,000	18,000	3.20	3/15/2020	—	—
	5,000		—	—	9.80	5/8/2022	—	—
	5,000		9,000	6,000	7.20	5/8/2022	—	—
	—		—	—	—	—	30,000	769,200

José Luis Fernández	26,368	(2)	—	—	2.50	4/21/2016	—	—
	70,000		—	—	10.00	3/15/2020	—	—
	35,000		—	—	5.80	3/15/2020	—	—
	35,000		21,000	14,000	3.20	3/15/2020	—	—
	5,000		—	—	9.80	5/8/2022	—	—
	5,000		9,000	6,000	7.20	5/8/2022	—	—
	10,000		24,000	16,000	10.90	5/8/2023	—	—
	—		—	—	—	—	30,000	769,200

Stefan C. Linn	100,000		—	—	10.80	10/28/2020	—	—
	—		100,000	—	8.20	10/28/2020	—	—
	140,000		—	—	10.00	10/28/2020	—	—
	70,000		—	—	5.80	10/28/2020	—	—
	42,000		42,000	56,000	3.20	10/28/2020	—	—
	—		—	—	—	—	20,000	512,800

(1)	The value shown is equal to the number of restricted stock units subject to the named executive officer’s restricted stock unit award multiplied by the closing price of a share of our common stock on December 31, 2014 ($25.64).
(2)	Represents vested stock appreciation rights based on our common stock that were rolled over into stock appreciation rights based on our common stock by Dr. Sian and Mr. Fernández in connection with the Merger.

The following table sets forth the vesting schedule for the stock options or restricted stock units held by our named executive officers that were unvested as of December 31, 2014:

Name	Number of stock options or RSUs that have not vested (#)	Type	Vesting date schedule	Performance metric
Ari Bousbib	240,000	Performance-based options (a)	9/1/2014	2014 Adjusted EBITDA
	500,000	Time-based sign-on options (b)	9/1/2015	Premium Priced Options
	360,000	Time-based options (c)	9/1/2015	—
	240,000	Performance-based options (a)	9/1/2015	2015 Adjusted EBITDA
	500,000	Time-based restricted stock units (d)	2/12/2016	—
	500,000	Time-based restricted stock units (d)	2/12/2018	—

Ronald E. Bruehlman	36,000	Time-based options (c)	7/16/2015	—
	24,000	Performance-based options (a)	7/16/2015	2014 Adjusted EBITDA
	25,000	Time-based options (e)	7/16/2016	—
	36,000	Time-based options (c)	7/16/2016	—
	24,000	Performance-based options (a)	7/16/2016	2015 Adjusted EBITDA
	15,000	Time-based restricted stock units (d)	2/12/2016	—
	15,000	Time-based restricted stock units (d)	2/12/2018	—

Satwinder Sian	27,000	Time-based options (c)	2/26/2015	—
	18,000	Performance-based options (a)	2/26/2015	2014 Adjusted EBITDA
	3,000	Time-based options (c)	5/8/2015	—
	2,000	Performance-based options (a)	5/8/2015	2014 Adjusted EBITDA
	3,000	Time-based options (c)	5/8/2016	—
	2,000	Performance-based options (a)	5/8/2016	2015 Adjusted EBITDA
	3,000	Time-based options (c)	5/8/2017	—
	2,000	Performance-based options (a)	5/8/2017	2016 Adjusted EBITDA
	15,000	Time-based restricted stock units (d)	2/12/2016	—
	15,000	Time-based restricted stock units (d)	2/12/2018	—

José Luis Fernández	21,000	Time-based options (c)	2/26/2015	—
	14,000	Performance-based options (a)	2/26/2015	2014 Adjusted EBITDA
	9,000	Time-based options (b)	5/8/2015	—
	6,000	Performance-based options (a)	5/8/2015	2014 Adjusted EBITDA
	9,000	Time-based options (c)	5/8/2016	—
	6,000	Performance-based options (a)	5/8/2016	2015 Adjusted EBITDA
	9,000	Time-based options (c)	5/8/2017	—
	6,000	Performance-based options (a)	5/8/2017	2016 Adjusted EBITDA
	6,000	Time-based options (c)	5/8/2018	—
	4,000	Performance-based options (a)	5/8/2018	2017 Adjusted EBITDA
	15,000	Time-based restricted stock units (d)	2/12/2016	—
	15,000	Time-based restricted stock units (d)	2/12/2018	—

Stefan C. Linn	28,000	Performance-based options (a)	10/28/2014	2014 Adjusted EBITDA
	100,000	Time-based options (b)	10/28/2015	Premium Priced Options
	42,000	Time-based options (c)	10/28/2015	—
	28,000	Performance-based options (a)	10/28/2015	2015 Adjusted EBITDA
	10,000	Time-based restricted stock units (d)	2/12/2016	—
	10,000	Time-based restricted stock units (d)	2/12/2018	—

(a)	20% of each grant of performance-based options is eligible to vest based on our achievement of Adjusted EBITDA targets for each of the five fiscal years beginning with (or, with respect to grants made after August 1 of a given year, immediately following) the fiscal year in which the option was granted. If the Adjusted EBITDA target is not met for a fiscal year, the tranche of performance-based options that was eligible to vest in such fiscal year is eligible for “catch-up” vesting if a two-year (based on the original performance fiscal year and the fiscal year that immediately follows it) Adjusted EBITDA target is met.

On February 10, 2015, the Committee determined that the Adjusted EBITDA target with respect to our 2014 fiscal year had been achieved.

If performance-based options are earned based on achievement of the Adjusted EBITDA targets, they will vest if the named executive officer remains employed through a specified anniversary of the date the options were granted or the date the named executive officer commenced employment with us.

In addition, on or prior to December 31, 2017, (i) if the Sponsors realize a return of a certain specified multiple of the amount they invested in us, to the extent not already vested, the first 50% of each grant of performance-based options will vest, and (ii) if the Sponsors realize a return of a greater specified multiple of the amount they invested in us, to the extent not already vested, the second 50% of each grant of performance-based options will vest. After December 31, 2017, the first 50% of the performance-based option grant will vest, to the extent not previously vested, solely upon the Sponsors achieving a certain specified internal rate of return with respect to each year (or partial year) during the period beginning on the closing date of the Merger (February 26, 2010) and ending on the date or dates on which the Sponsors receive proceeds with respect to the shares of our common stock that they hold, and the balance (i.e., the remaining 50%) of the performance-based option grant will vest, to the extent not previously vested, solely upon the Sponsors achieving a greater specified internal rate of return with respect to each year (or partial year) during the period beginning on the closing date of the Merger and ending on the date or dates on which the Sponsors receive proceeds with respect to the shares of our common stock that they hold.

(b)	50% of the grant of premium priced time-based options vested on the third anniversary of the named executive officer’s date of hire (in the case of Mr. Bousbib) or the grant date (in the case of Mr. Linn), and 50% of the grant of premium priced time-based options vests on the fifth anniversary of such date, subject, in each case, to the named executive officer’s continued employment with us through the applicable vesting date.
(c)	20% of each grant of time-based options (excluding premium priced time-based options) vest on each the first five anniversaries of (i) with respect to Dr. Sian and Mr. Fernández, February 26, 2010 (the closing date of the Merger), and (ii) with respect to each other named executive officer, the grant date or the date the executive was hired, subject, in each case, to the named executive officer’s continued employment with us through the applicable vesting date.
(d)	50% of the grant of time-based restricted stock units vests on the second anniversary of the grant date, and 50% of the grant of time-based restricted stock units vests on the fourth anniversary of the date, subject, in each case, to the named executive officer’s continued employment with us through the applicable vesting date.
(e)	50% of the grant of time-based options vests on the third anniversary of the grant date, and 50% of the grant of time-based options vests on the fifth anniversary of the grant date, subject, in each case, to Mr. Bruehlman’s continued employment with us through the applicable vesting date.

Option exercises and stock vested

None of our named executive officers exercised any stock options or became vested in any stock awards during our 2014 fiscal year.

Pension benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension arrangements as of December 31, 2014. No amounts were paid to our named executive officers under our pension arrangements during our 2014 fiscal year.

Name	Plan name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)
Ari Bousbib	Retirement Plan	3.33	52,466	(2)
	Retirement Excess Plan	3.33	584,703	(2)(3)
Ronald E. Bruehlman	Retirement Plan	2.42	34,587	(2)
	Retirement Excess Plan	2.42	57,473	(2)(3)
Satwinder Sian	UK Defined Benefit Plan	18.00	1,060,085	(4)
José Luis Fernández	—	—	—
Stefan C. Linn	Retirement Plan	3.17	41,337	(2)
	Retirement Excess Plan	3.17	72,724	(2)(3)

(1)

Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service.

Dr. Sian’s credited service is based on his date of joining the IMS (UK) Pension Plan and reflects service through June 30, 2011, the date on which future benefit accruals under the plan ceased due to the plan’s being frozen as of such date.
(2)	These amounts represent the actuarial present value, as of December 31, 2014, of the total retirement benefit that would be payable to each of our named executive officers, other than Dr. Sian and Mr. Fernández, in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.00% under the Retirement Plan and 3.00% under the Retirement Excess Plan on his account balance until such point). The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan: a discount rate of 3.90% and 3.70%, respectively. The RP-2014 mortality table with scale MP-2014 was used for both plans.
(3)	Under the Retirement Excess Plan, if any of Messrs. Bousbib, Bruehlman or Linn had experienced a separation from service from us for any reason on December 31, 2014, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon attainment of age 55, the present value of which, as of December 31, 2014, would be equal to the following amounts: Mr. Bousbib—$755,415, Mr. Bruehlman—$74,061 and Mr. Linn—$94,529. Under this same plan, if a change in control occurs, and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within two years thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination. Accordingly, if any of Messrs. Bousbib, Bruehlman or Linn had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2014 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination, the present value of which, as of December 31, 2014, would be equal to the following amounts: Mr. Bousbib—$764,042, Mr. Bruehlman—$74,550 and Mr. Linn—$99,599. This enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2014 not in connection with a change in control) is included below under “Potential payments upon termination or change in control”. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2014 of benefits payable at age 55: the Retirement Excess Plan account balance as of December 31, 2014 was projected to age 55 using an interest crediting rate of 3.12% and then converted into an annuity payable at age 55 using a 3.12% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable at age 55 using an interest rate of 2.12% and the GAM 83 Mortality Table. This value was then discounted to December 31, 2014 using a 3.70% discount rate. The following key actuarial assumptions and methodologies were used to calculate the lump sum payable at December 31, 2014 if terminated in connection with a change in control: the account balance was converted into an annuity payable at December 31, 2014 using a 3.12% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable at December 31, 2014 using an interest rate of 2.12% and the GAM 83 Mortality Table.
(4)	These amounts represent the actuarial present value of the total retirement benefit that would be payable to Dr. Sian under the UK Defined Benefit Plan as of December 31, 2014. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the UK Defined Benefit Plan: a discount rate of 3.80% and post-retirement mortality assumptions based on the S-1 “All lives” Table (with scaling factors) projected to December 31, 2014 in line with the medium cohort, with future mortality improvements in accordance with CMI 2011, with a long term improvement rate of 1.25% per year. Due to the freeze of the UK Defined Benefit Plan no future service or compensation increases that occur after June 30, 2011 are taken into account under the plan.

Retirement Plan. All of our named executive officers other than Dr. Sian and Mr. Fernández participate in our Retirement Plan, a tax-qualified defined benefit retirement plan that provides retirement income to our U.S.-based employees. Benefits under the Retirement Plan’s cash balance formula are expressed in the form of a notional account balance. Each month a participant’s cash balance book-keeping account is increased by (i) pay credits of 6% of the participant’s compensation (i.e., base salary, plus annual bonus, commissions, overtime and shift pay) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month. Participants may retire early at age 55 with three years of service. Normal retirement is at age 65. Pension benefits are payable as an actuarially equivalent annuity. Lump-sum distributions are only available for benefits valued at $5,000 or less. Retirement Plan benefits are provided on a noncontributory basis to employees.

Retirement Excess Plan. All of our named executive officers other than Dr. Sian and Mr. Fernández also participate in our Retirement Excess Plan, a nonqualified defined benefit retirement plan that provides eligible employees with retirement benefits equal to the difference between the benefits provided under the qualified Retirement Plan and the benefits that would have been provided under that plan if not for the limits applicable to tax-qualified plans under the Internal Revenue Code on the amount of compensation that can be taken into account and the amount of annual benefits that can be paid. Benefits under the Retirement Excess Plan are subject to cliff-vesting after three years of service and are payable only in a single lump sum upon the later of the participant attaining age 55 or experiencing a separation from service with us.

UK Defined Benefit Plan. Dr. Sian participates in our UK Defined Benefit Plan, a tax-qualified defined benefit retirement plan that provides retirement income for our U.K.-based employees. The UK Defined Benefit Plan was frozen as to new accruals as of June 30, 2011. Any increases in compensation after that date are disregarded. Dr. Sian and similarly situated participants accrued a pension at a rate of 1/60th of final pensionable salary for each year of pensionable service until June 30, 2011. Final pensionable salary under the plan is equal to the average of the participant’s highest three consecutive years of pensionable salary out of the last 10 years (prior to June 30, 2011). Prior to the plan freeze, participants were required to contribute 7% of compensation to the plan.

Under the UK Defined Benefit Plan, participants may retire early from age 55. The amount of the pension benefit under the plan will be discounted by an amount determined by the plan’s actuary when the participant retires prior to the normal retirement age of 65. If a participant retires after age 65, the amount of the participant’s pension benefit is calculated as if the participant had retired at age 65 but will then be increased to take account of the fact that the participant (as determined by the plan trustee on the advice of the plan’s actuary) did not draw a pension until a later date. Pension benefits are generally payable as an actuarially equivalent life annuity, but a portion of the participant’s pension benefits (as determined by the U.K. tax authority using conversion factors that are set by the plan’s actuary) may be taken as a lump sum.

Nonqualified deferred compensation

Dr. Sian and Mr. Fernández are the only named executive officers who participate in the DCERP. As of June 30, 2012, the DCERP was frozen to new benefit accruals and participants, but previously accrued benefits continue to be eligible to be credited with interest and other investment returns, as described below. Dr. Sian and Mr. Fernández are fully vested in their accounts under the DCERP.

A participant in the DCERP was able to elect to have his or her account under this plan notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to his or her account as of the closing date of the Merger, notionally invested in shares of our common stock (the portion that is so notionally invested is referred to as a “Stock Account”). Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA-AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index. With respect to a Stock Account, upon payment of a cash dividend on shares of our common stock, the amount that would have been paid to a participant had he or she held shares of common stock directly (instead of notional stock units) is credited to the Designated Account. Since the initial public offering of our common stock, participants have been permitted to make an election to have all or a portion of their Stock Accounts reallocated to a Designated Account. A participant’s account under the DCERP is paid as a lump sum on or shortly after the date a participant terminates employment with us.

The following table sets forth information regarding the nonqualified deferred compensation of each of our named executive officers for our 2014 fiscal year. There were no executive or Company contributions to, or, with respect to our named executive officers, distributions from, the DCERP during our 2014 fiscal year.

Name	Aggregate earnings in last fiscal year ($)(1)	Aggregate balance at end of fiscal 2014 ($)(2)
Ari Bousbib	—	—
Ronald E. Bruehlman	—	—
Satwinder Sian	434,365	1,233,852
José Luis Fernández	339,204	1,176,964
Stefan C. Linn	—	—

(1)	Earnings in the last fiscal year for each named executive officer represents (i) interest credited to his Designated Account, and (ii) the increase/decrease during 2014 in the fair market value of shares of our common stock notionally held in his Stock Account.
(2)	The aggregate balance at the end of the year consists of the value of the named executive officer’s account under the DCERP as of December 31, 2014. The Stock Account has been valued using the closing price of our common stock on this date ($25.64).

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment agreement with Mr. Bousbib

Under the terms of his employment agreement, if we terminate Mr. Bousbib’s employment without cause (as defined in the employment agreement) or we do not renew his agreement, or if Mr. Bousbib resigns for good reason (as defined in the employment agreement), Mr. Bousbib will be entitled to severance in an amount equal to two times the sum of his base salary and target annual bonus, payable in equal installments over the 24-month period following the termination of his employment. If any such termination or resignation for good reason occurs within the 24-month period following a change in control (as defined in the employment agreement), Mr. Bousbib will be entitled to the cash severance described above, except that payment will be made in a single lump sum immediately upon such termination.

Mr. Bousbib will also be entitled to his accrued but unpaid base salary through the date of termination, any annual bonus in respect of a fiscal year that has been earned but has not been paid and unreimbursed business expenses (referred to as the “Accrued Obligations”).

Upon a termination for cause, a resignation without good reason, or a termination of employment due to his death or disability, Mr. Bousbib will be entitled to the Accrued Obligations, but no severance will be payable.

As a condition to Mr. Bousbib’s receipt of the severance payments described above (other than the Accrued Obligations), he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us. Mr. Bousbib is also bound by other restrictive covenants, including covenants relating to confidentiality and non-disparagement.

Employee protection plan

Messrs. Bruehlman and Linn participate in our Employee Protection Plan (the “EPP”), which provides for certain payments and benefits if the named executive officer’s employment is terminated without cause (as defined in the EPP). Under the EPP, upon a termination of employment without cause (but not within 12 months following a change in control of us (as defined in the EPP)), the named executive officer would be entitled to receive continued base salary payments for a period of time equal to 16 weeks or, if greater, one-and-a-half weeks for each $10,000 of base salary plus two weeks for each year of service (up to a maximum of 78 weeks). Upon a termination without cause within 12 months following a change in control, the named executive officer would be entitled to an amount equal to 130% of the amount described in the prior sentence, payable during the same time period as described in the prior sentence.

Upon a termination of employment without cause, in addition to the salary continuation described above, the named executive officer would also be entitled to continued health and life insurance coverage throughout the salary continuation period described above, a pro-rated annual bonus for the year of termination based on actual performance (but only if the named executive officer worked for at least six months in that year), and outplacement services.

A named executive officer will not be entitled to severance benefits under the EPP if he is offered comparable employment with us or an acquiring company. Benefits under the EPP will cease when the named executive officer earns compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the named executive officer or by the amount of any sign-on bonus or similar amounts paid upon commencement of the named executive officer’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the EPP are conditioned upon the named executive officer’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the named executive officer’s termination of employment or, if longer, the named executive officer’s salary continuation period.

Acceleration of options

All of our named executive officers hold unvested stock options that are subject only to time-based vesting and also hold unvested stock options that are subject to both time-based and performance-based vesting, as described above. All outstanding stock options were granted under the 2010 Equity Plan. The award agreements evidencing time-based stock options provide that if such options are not assumed, continued, substituted or cashed-out in connection with certain corporate transactions (including transactions that would constitute a change in control), they will automatically become vested in full.

As described above, performance-based stock options are eligible to vest based on the achievement of certain Adjusted EBITDA performance targets. To the extent such options have not vested because the Adjusted EBITDA target has not been satisfied or they are otherwise not vested, they are eligible to vest based in full or in part upon the Sponsors’ receipt of a certain level of proceeds, including in connection with certain corporate transactions. If the performance-based stock options do not vest as a result of a corporate transaction because the Sponsors do not receive the requisite amount of proceeds, the award agreements evidencing such performance-based stock options provide that such options will either remain outstanding and eligible to vest based on the achievement of Adjusted EBITDA targets for the originally specified vesting period or, if such treatment is not practical, then such options will also automatically vest in full immediately prior to the consummation of such corporate transaction.

Pursuant to the terms of their option award agreements, all of our named executive officers other than Mr. Bousbib are bound by certain restrictive covenants, including a covenant not to compete with us or to solicit our clients or employees during and for one year following the termination of their employment with us, and other covenants relating to confidentiality and non-disparagement.

Payments under pension and nonqualified deferred compensation plans

If the employment of any of Messrs. Bousbib, Bruehlman or Linn had terminated for any reason on the last day of our 2014 fiscal year, no amount would have been immediately payable to him under the Retirement Plan or Retirement Excess Plan, but upon attaining age 55 each executive officer would be entitled to take early retirement benefits under the Retirement Plan and would receive a lump sum payment under the Retirement Excess Plan. If Dr. Sian had terminated employment on the last day of our 2014 fiscal year, no amount would have been immediately payable to him under the UK Defined Benefit Plan, but upon attaining age 55 he would be entitled to take early retirement benefits under the UK Defined Benefit Plan.

If Dr. Sian or Mr. Fernández had terminated employment on the last day of our 2014 fiscal year, his balance under the DCERP, as shown in the Nonqualified deferred compensation table above, would have been payable to him.

Certain payments will be triggered upon any termination of employment under our pension and non-qualified deferred compensation plans, as described above under the captions “—Pension benefits” and “—Non-qualified deferred compensation.” No enhancement would be triggered by the occurrence of a change in control with regard to the amount payable, the vesting or other terms applicable, to our named executive officers under the Retirement Plan, the DCERP or the UK Defined Benefit Plan. However, under the Retirement Excess Plan, if a change in control occurs and within two years thereafter a participant’s employment with us is involuntarily terminated for a reason other than cause, or the participant voluntarily terminates employment with us for good reason, the participant will become fully vested in his or her account balance under the plan and his or her accumulated benefit will be payable in a single lump sum on the date of such termination. The terms “change in control”, “cause” and “good reason” as applied to the Retirement Excess Plan are defined in that plan.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment and/or change in control, assuming that each named executive officer’s termination of employment with the Company or a change in control occurred on December 31, 2014 (the last business day of our most recent fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Bousbib, under his employment agreement in effect on such date, for Dr. Sian, pursuant to U.K. statutory requirements and Company practice, for Mr. Fernández pursuant to Spanish statutory requirements and Company practice, and, for Messrs. Bruehlman and Linn, under the EPP, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary, annual incentive bonuses for 2014 (which are reflected in the “Non-equity incentive plan compensation” column of the Summary compensation table) and vested benefits that are not enhanced as a result of the termination of employment or change in control and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Potential Payments—Ari Bousbib

Executive payments and benefits upon termination/CIC	Involuntary termination without cause/ for good reason ($)		CIC without termination ($)	CIC with termination for good reason or without cause ($)
Compensation:
Severance	9,600,000	(1)	—	9,600,000	(1)
Long-term incentives
—Acceleration of unvested time-based options(2)	—		16,798,400	16,798,400
—Acceleration of unvested performance-based options(2)	—		10,771,200	10,771,200
Retirement benefits(3)	—		—	8,627
Total	9,600,000		27,569,600	37,178,227

(1)	Represents two times the sum of Mr. Bousbib’s base salary and his target annual bonus, which is the amount payable to Mr. Bousbib under the terms of his employment agreement.
(2)	The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock ($25.64) on December 31, 2014. For purposes of this table, we have assumed that (i) no time-based options would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based options would become fully vested in connection with such change in control, and (ii) the amount of proceeds received by the Sponsors in connection with a change in control would result in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of stock options in connection with a change in control transaction may be different.
(3)	Represents the enhancement in the present value of Mr. Bousbib’s accumulated benefit under the Retirement Excess Plan, as described in the “Pension benefits” section above, which would occur in the event of a qualifying termination on December 31, 2014 following a change in control. This enhancement in value is solely due to the fact that the payment of this benefit would be accelerated to his termination date.

Potential payments—Ronald E. Bruehlman

Executive payments and benefits upon termination/CIC	Involuntary termination without cause ($)		CIC without termination ($)	CIC with termination without cause ($)
Compensation:
Severance	720,000	(1)	—	936,000	(2)
Long-term incentives
—Acceleration of unvested time-based options(3)	—		2,060,280	2,060,280
—Acceleration of unvested performance-based options(3)	—		1,019,520	1,019,520
Retirement benefits(4)	—		—	489
Benefits & perquisites:
Health/welfare(5)	20,357		—	20,357
Outplacement(6)	6,500		—	6,500
Total	746,857		3,079,800	4,043,146

(1)	Represents an amount equal to 78.0 weeks of Mr. Bruehlman’s base salary, which would be payable to Mr. Bruehlman in accordance with our customary payroll practices.
(2)	Represents an amount equal to 78.0 weeks of Mr. Bruehlman’s base salary multiplied by 130%, which would be payable to Mr. Bruehlman in accordance with our customary payroll practices.
(3)	The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock ($25.64) on December 31, 2014. For purposes of this table, we have assumed that (i) no time-based options would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based options would become fully vested in connection with such change in control, and (ii) the amount of proceeds received by the Sponsors in connection with a change in control would result in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of stock options in connection with a change in control transaction may be different.
(4)	Represents the enhancement in the present value of Mr. Bruehlman’s accumulated benefit under the Retirement Excess Plan, as described in the “Pension benefits” section above, which would occur in the event of a qualifying termination on December 31, 2014 following a change in control. This enhancement in value is solely due to the fact that the payment of this benefit would be accelerated to his termination date.
(5)	Represents the cost to us of paying our portion of premiums for medical/prescription drug, dental and life insurance benefits for 18 months following the date of termination. The cost of providing these health care benefits has been calculated using the assumptions used for purposes of our financial statements.
(6)	Under the EPP, Mr. Bruehlman is entitled to outplacement services not to exceed a cost of $6,500 to us.

Potential payments—Satwinder Sian

Executive payments and benefits upon termination/CIC	Involuntary termination without cause ($)	CIC without termination ($)	CIC with termination without cause ($)
Compensation:
Redundancy payment(1)	502,741	—	502,741
Pay in lieu of notice(2)	207,481		207,481
Long-term incentives
—Acceleration of unvested time-based options(3)	—	771,840	771,840
—Acceleration of unvested performance-based options(3)	—	514,560	514,560
Benefits & perquisites:
Outplacement(4)	32,230	—	32,230
Total	742,452	1,286,400	2,028,852

(1)	Represents the benefits under an informal severance practice for U.K. employees at Dr. Sian’s level pursuant to which Dr. Sian would receive an amount equal to three weeks of base salary for each year of completed service (up to a maximum of 104 weeks of base pay) (21 years in the case of Dr. Sian). The amounts would be payable to Dr. Sian in a lump sum at the time of termination.
(2)	Represents an amount equal to six months’ base salary as payment in lieu of providing notice of termination of employment, payable to Dr. Sian in a lump sum at the time of termination.
(3)	The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock ($25.64) on December 31, 2014. For purposes of this table, we have assumed that (i) no time-based options would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based options would become fully vested in connection with such change in control, and (ii) the amount of proceeds received by the Sponsors in connection with a change in control would result in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of stock options in connection with a change in control transaction may be different.
(4)	Under the informal severance practice described above, Dr. Sian is entitled to outplacement services, the value of which is estimated for purposes of this table to be $32,230.

Potential payments—José Luis Fernández

Executive payments and benefits upon termination/CIC	Involuntary termination without cause ($)	CIC without termination ($)	CIC with termination without cause ($)
Compensation:
Severance (1)	1,382,199	—	1,382,199
Long-term incentives	—	—	—
—Acceleration of unvested time-based options(2)	—	990,960	990,960
—Acceleration of unvested performance-based options(2)	—	660,640	660,640
Benefits & perquisites:
Outplacement(3)	8,122	—	8,122
Total	1,390,321	1,651,600	3,033,799

(1)	Represents the benefits under the severance practice for IMS Spain employees consistent with Spanish minimum statutory requirements, pursuant to which Mr. Fernández would receive an amount equal to 45 days salary for each year of service prior to February 12, 2012 and 33 days of salary for each year of service thereafter.
(2)

The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock ($25.64) on December 31, 2014. For purposes of this table, we have assumed that (i) no time-based options would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based options would become fully vested in connection with such change in control, and (ii) the amount of proceeds received by the Sponsors in connection with a change in control would result in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of stock options in connection with a change in control transaction may be different.
(3)	Under the severance practice of IMS Spain, Mr. Fernández is entitled to outplacement services, the value of which is estimated for purposes of this table to be $8,122.

Potential payments—Stefan C. Linn

Executive payments and benefits upon termination/CIC	Involuntary termination without cause ($)		CIC without termination ($)	CIC with termination without cause ($)
Compensation:
Severance	547,981	(1)	—	713,375	(2)
Long-term incentives
—Acceleration of unvested time-based options(3)	—		2,686,480	2,686,480
—Acceleration of unvested performance-based options(3)	—		1,256,640	1,256,640
Retirement benefits(4)	—		—	5,070
Benefits & perquisites:
Health/welfare(5)	17,944		—	17,944
Outplacement(6)	6,500		—	6,500
Total	572,425		3,943,120	4,686,009

(1)	Represents an amount equal to 69.5 weeks of Mr. Linn’s base salary, which would be payable to Mr. Linn in accordance with our customary payroll practices.
(2)	Represents an amount equal to 69.5 weeks of Mr. Linn’s base salary multiplied by 130%, which would be payable to Mr. Linn in accordance with our customary payroll practices.
(3)	The value of the acceleration of unvested stock options is determined based on the difference between the exercise price of the options and the closing price of a share of our common stock ($25.64) on December 31, 2014. For purposes of this table, we have assumed that (i) no time-based options would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based options would become fully vested in connection with such change in control, and (ii) the amount of proceeds received by the Sponsors in connection with a change in control would result in all performance-based options becoming fully vested in connection with such change in control. The actual treatment of stock options in connection with a change in control transaction may be different.
(4)	Represents the enhancement in the present value of Mr. Linn’s accumulated benefit under the Retirement Excess Plan, as described in the “Pension benefits” section above, which would occur in the event of a qualifying termination on December 31, 2014 following a change in control. This enhancement in value is solely due to the fact that the payment of this benefit would be accelerated to his termination date.
(5)	Represents the cost to us of paying our portion of premiums for medical/prescription drug, dental and life insurance benefits for 16 months following the date of termination. The cost of providing these health care benefits has been calculated using the assumptions used for purposes of our financial statements.
(6)	Under the EPP, Mr. Linn is entitled to outplacement services not to exceed a cost of $6,500 to us.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ended December  31, 2015. The Board will ask IMS shareholders to ratify this selection at the Meeting.

Audit Committee Report

PricewaterhouseCoopers served as IMS’s independent registered public accounting firm for the year ended December 31, 2014. PricewaterhouseCoopers has been IMS’s independent auditor continuously since July 1998.

Among its functions, the Audit Committee reviews the financial reporting process of IMS on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to IMS that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in IMS’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee Ronald A. Rittenmeyer, Chairman Sharad S. Mansukani Todd B. Sisitsky

Fees paid to independent registered public accounting firm

The accounting firm of PricewaterhouseCoopers served as IMS’s independent auditors for the years ended December 31, 2014 and December 31, 2013. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for IMS worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to IMS for services rendered by PricewaterhouseCoopers for the 2014 and 2013 fiscal years:

	2014	2013
	(in millions)
Audit fees (1)	$4.6	$3.8
Audit-related fees (2)	1.3	0.8
Tax fees (3)	3.6	2.3
All other fees (4)	—	0.1

Total	$9.5	$7.0

(1)	Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters. The increase in 2014 is primarily due to the audit and filing requirements in connection with our initial public offering and related requirements to operate as a public company since such time.
(2)	Audit-related fees consisted principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees. The increase in 2014 is primarily a result of fees related to due diligence associated with the pending acquisition of Cegedim’s information solutions and customer relationship management businesses.
(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services. The increase in 2014 is primarily a result of fees related to tax services associated with the structuring of the company upon its initial public offering and due diligence and structuring of the pending acquisition of Cegedim’s information solutions and customer relationship management businesses.
(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by IMS’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Committee also has delegated its Chairperson to be an “audit committee financial expert,” acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2014 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with their independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from IMS and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for IMS for the year ending December 31, 2015. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Meeting and is free to make statements during the Meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reconsider the appointment but may nonetheless determine to retain PricewaterhouseCoopers as IMS’s independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Action (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Board is providing shareholders with the opportunity to cast an advisory, non-binding vote on executive compensation (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Leadership Development and Compensation Committee intend to take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Leadership Development and Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2014 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the sections titled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” above.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4: ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to the requirements under the Dodd-Frank Act and Section 14A of the Exchange Act, the Board is required to submit an advisory, non-binding resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. In satisfaction of this requirement, we are asking shareholders to vote on whether future say-on-pay votes of the nature reflected in Proposal No. 3 above should occur every one, two or three years. If you have no preference, you may abstain.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY VOTE TO BE TAKEN EVERY THREE YEARS.

OTHER MATTERS

Other Business. We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the Meeting. If, however, any other appropriate business is properly presented at the Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

Under SEC rules, for a shareholder proposal to be included in our Proxy Statement (and form of proxy) for presentation at our 2016 annual meeting of shareholders, the proposal must be received by us, marked to the attention of Harvey A. Ashman, Corporate Secretary, at our principal executive offices by November 04, 2015. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary of IMS at 83 Wooster Heights Road, Danbury, Connecticut 06810. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2016 annual meeting of shareholders no earlier than December 23, 2015, and no later than January 22, 2016.

If, however, the date of our 2016 annual meeting of shareholders is more than 30 days before or after the anniversary date of the Meeting, we must receive notice on or before ten days after the day on which the date of our 2016 annual meeting of shareholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2014 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses.

REDUCE MAILINGS

If more than one copy of our 2014 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

By Order of the Board of Directors,

/S/ HARVEY A. ASHMAN
HARVEY A. ASHMAN Senior Vice President, General Counsel and Corporate Secretary
Dated: March 3, 2015 Danbury, Connecticut

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. This proxy will be voted as directed, or if no direction is indicated, will be voted “fOR” the election of directors, “fOR” items 2 through 3, and “3 YEaRs” on item 4. ThE BOaRd Of diREcTORs REcOmmENds ThaT YOu vOTE “fOR” all NOmiNEEs iTEm 1 1. Election of Directors Ari Bousbib James A. Fasano Todd B. Sisitsky ThE BOaRd Of diREcTORs REcOmmENds ThaT YOu vOTE “fOR” iTEm 2. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2015. ThE BOaRd Of diREcTORs REcOmmENds ThaT YOu vOTE “fOR” iTEm 3. 3. Approval, in a non-binding vote, of the compensation of the company’s named executive officers as disclosed in the Proxy statement. ThE BOaRd Of diREcTORs REcOmmENds ThaT YOu vOTE fOR “3 YEaRs” iN iTEm 4. 4. Recommend, in a non-binding vote, the frequency of the advisory vote on executive JOhN smiTh compensation. 1234 maiN sTREET aPT. 203 NEW YORK, NY 10038 aNNual mEETiNG Of shaREhOldERs Of ims hEalTh hOldiNGs, iNc. april 21, 2015 iNTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TElEPhONE - Call toll-free 1-800-PROXiEs (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. mail - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN PERsON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY vOTiNG iNsTRucTiONs Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ThE BOaRd Of diREcTORs REcOmmENds a vOTE “fOR” ThE ElEcTiON Of diREcTORs, “fOR” iTEms 2 ThROuGh 3, aNd “3 YEaRs” ON iTEm 4. PlEasE siGN, daTE aNd RETuRN PROmPTlY iN ThE ENclOsEd ENvElOPE. PlEasE maRK YOuR vOTE iN BluE OR BlacK iNK as shOWN hERE x 00000333030304000000 5 042115 cOmPaNY NumBER accOuNT NumBER NOTicE Of iNTERNET availaBiliTY Of PROXY maTERial: The Notice of Meeting, proxy statement and proxy card are available at http://ir.imshealth.com/2015Proxy FOR AGAINST ABSTAIN 1 year 2 years 3 years ABSTAIN

0 14475 IMS HEALTH HOLDINGS, INC. Proxy for annual meeting of shareholders on april 21, 2015 solicited on Behalf of the Board of directors The undersigned hereby appoints Ari Bousbib, Ronald E. Bruehlman and Harvey A. Ashman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of IMS Health Holdings, Inc., to be held April 21, 2015 at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, CT, and at any adjournments or postponements thereof, as follows: (continued and to be signed on the reverse side.) 1.1